As filed with the Securities and Exchange Commission on July 23, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Amendment Number 1 to
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORTHERN OIL AND GAS, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	1311	87-0645378
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

130 Lake Street West, Suite 300
Wayzata, Minnesota 55391
(952) 476-9800
(Address and Telephone Number of Principal Executive Offices)
(Address of Principal Place of Business or Intended Principal Place of Business)

MICHAEL REGER
CHIEF EXECUTIVE OFFICER
130 LAKE STREET WEST, SUITE 300
WAYZATA, MINNESOTA 55391
(952) 476-9800
(Name, Address and Telephone Number of Agent for Service)

Copy to:

ROSS C. FORMELL, ESQ.
BEST & FLANAGAN LLP
225 SOUTH SIXTH STREET, SUITE 4000
MINNEAPOLIS, MINNESOTA 55402
(612) 339-7121

Approximate Date of Commencement of Proposed Sale to the Public: From time to time as determined by the selling stockholders after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

i

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Shares of common stock , par value $0.001 per share, issued and outstanding	4,671,573	$4.20	(1)	$19,620,607.00	$602.35
Total Registration Fee					$602.35	(2)
_________________

(1)
Estimated solely for the purpose of determining the amount of the registration fee, based on the average of the high and low sale price of the common stock as reported by the OTC Bulletin Board on June 5, 2007   in accordance with Rule 457(c) under the Securities Act of 1933.

(2)	Paid with initial filing.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated __________, 2007

NORTHERN OIL AND GAS, INC.

Prospectus

Northern Oil and Gas, Inc.

4,671,573 shares of common stock

This prospectus relates to the offering by the selling stockholders of Northern Oil and Gas, Inc. of up to 4,671,573 shares of our common stock, par value $0.001 per share. We are registering the offer and sale of the common stock, in part, to satisfy registration rights we have granted to some of the selling stockholders.

We will not receive any proceeds from the sale of common stock by the selling stockholders.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Our common stock is traded on the OTC Bulletin Board under the symbol “NOGS”. On June 5,   2007, the closing bid price of the common stock was $4.00 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. BEFORE MAKING ANY INVESTMENT IN OUR SECURITIES, YOU SHOULD READ AND CAREFULLY CONSIDER RISKS DESCRIBED IN THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS .

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have nmt authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                , 2007

SUMMARY

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus carefully, including the “Risk Factors” section and our financial statements and the notes thereto included elsewhere in this prospectus.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “we,” “us,” “our,” and “the Company” refer to Northern Oil and Gas, Inc., a Nevada corporation.

Our Company

Northern Oil and Gas, Inc. is a growth-oriented independent energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties.

Our business strategy is to identify and exploit resources in and adjacent to existing or indicated producing areas that can be quickly developed and put in production at low cost, including the acquisition of producing properties with exploitation and exploration potential. We also intend to take advantage of our expertise in aggressive land acquisition to develop exploratory projects with extremely attractive growth potential in focus areas and to participate with other companies in those areas to explore for oil and natural gas using state-of-the-art 3D seismic technology. We believe our edge lies in our ability to acquire property in the most exciting new plays in a nimble and efficient fashion. We are focused on low overhead. For example, our officers, who are also major stakeholders, do not currently take salaries. We believe we are in a position to most efficiently exploit and identify high production oil and gas properties. We will actively continue to pursue the acquisition of properties that fit our profile.

Recent Developments

Prior to March 20, 2007, our name was “Kentex Petroleum, Inc.” The Company took its present form on March 20, 2007, when Northern Oil and Gas, Inc. (“NOG”), a Nevada corporation engaged in the Company’s current business, merged with and into our subsidiary, with NOG remaining as the surviving corporation. NOG then merged into us, and we were the surviving corporation. We then changed our name to Northern Oil and Gas, Inc. The holders of NOG’s issued and outstanding capital stock before the merger surrendered all of their issued and outstanding capital stock and received 21,173,013 shares of our common stock, par value of $0.001 per share. Our stockholders before the merger retained 1,491,110 shares of common stock, approximately 90% of those shares retained by previous shareholders are subject to 24 month Lock-Up / Leak-Out Agreements discussed below.

Our primary operations are now those formerly operated by Northern Oil and Gas, Inc., as well as other business activities since March, 2007, as described in this Prospectus.

Corporate Information

Northern Oil and Gas, Inc. was incorporated under the laws of the State of Nevada on February 10, 1983. Our principal executive offices are located at 130 Lake Street West, Suite 300, Wayzata, Minnesota 55391. The telephone number at our principal executive offices is (952) 476-9800. Our website address is www.northernoil.com. Information contained on our website is not deemed part of this prospectus.

The Offering

Common Stock Offered (1)	4,671,573 shares

Offering Price	Market price or privately negotiated prices.

Common Stock Outstanding	22,664,123 shares

Use of Proceeds	We will not receive any proceeds from the sale of the shares offered by the selling stockholders.

OTC Bulletin Board Symbol	NOGS

Risk Factors
An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” beginning on page 4 and the other information contained in this prospectus before making an investment decision regarding our common stock.

___________________

(1)
These shares of common stock will not be available to trade publicly until the registration statement of which this prospectus is a part is declared effective by the SEC. This number does not include shares of common stock underlying options outstanding under our equity incentive plan.

RISK FACTORS

An investment in us involves a high degree of risk. Investors should carefully consider the risks below before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Related to our Business

We have minimal operating history, which raises substantial doubt as to our ability to successfully develop profitable business operations.

We have a limited operating history. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the oil and natural gas industries. As a result of our recent acquisition of mineral leases we have yet to generate revenues from operations and have been focused on organizational, start-up, market analysis, exploratory drilling and fund raising activities. There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including:

•   our ability to raise adequate working capital;

•   success of our development and exploration;

•   demand for natural gas and oil;

•   the level of our competition;

•   our ability to attract and maintain key management and employees; and

•   our ability to efficiently explore, develop and produce sufficient quantities of marketable natural gas or oil in a highly competitive and speculative environment while maintaining quality and controlling costs.

To achieve profitable operations, we must, alone or with others, successfully execute on the factors stated above, along with continually developing ways to enhance our production efforts, when commenced. Despite our best efforts, we may not be successful in our exploration or development efforts, or obtain required regulatory approvals. There is a possibility that some, or all, of our wells may never produce natural gas or oil.

We are highly dependent on Michael Reger, our Chief Executive Officer and Chairman and Ryan Gilbertson, Chief Financial Officer. The loss of either of them, upon whose knowledge, leadership and technical expertise we rely, would harm our ability to execute our business plan.

Our success depends heavily upon the continued contributions of Michael Reger and Ryan Gilbertson, whose knowledge, leadership and technical expertise would be difficult to replace, and on our ability to retain and attract experienced engineers, geoscientists and other technical and professional staff. If we were to lose their services, our ability to execute our business plan would be harmed and we may be forced to cease operations until such time as we could hire a suitable replacement for them. Neither Mr. Reger or Mr. Gilbertson have employment contracts, although between them they control directly or indirectly approximately 28% of our outstanding shares.

Our management team does not have extensive experience in public company matters, which could impair our ability to comply with legal and regulatory requirements.

Our management team has had limited U.S. public company management experience or responsibilities, which could impair our ability to comply with legal and regulatory requirements such as the Sarbanes-Oxley Act of 2002 and applicable federal securities laws, including filing required reports and other information required on a timely basis. It may be expensive to implement and effect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations, and we may not have the resources to do so. Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

Our lack of diversification will increase the risk of an investment in the Company, and our financial condition and results of operations may deteriorate if we fail to diversify .

Our business focus is on the oil and gas industry in a limited number of properties, initially in Montana and North Dakota. Larger companies have the ability to manage their risk by diversification. However, we will lack diversification, in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting our industry or the regions in which we operate than we would if our business were more diversified, enhancing our risk profile. If we cannot diversify our operations, our financial condition and results of operations could deteriorate.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully acquire additional properties, to discover reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants and on our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are subject to change and may impair our ability to grow.

To develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we will use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

Competition in obtaining rights to explore and develop oil and gas reserves and to market our production may impair our business.

The oil and gas industry is highly competitive. Other oil and gas companies may seek to acquire oil and gas leases and other properties and services we will need to operate our business in the areas in which we expect to operate. This competition is increasingly intense as prices of oil and natural gas on the commodities markets have risen in recent years. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger companies which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we are unable to compete effectively or adequately respond to competitive pressures, this inability may materially adversely affect our results of operation and financial condition.

We may be unable to obtain additional capital that we will require to implement our business plan, which could restrict our ability to grow.

We expect that our current capital and our other existing resources will be sufficient only to provide a limited amount of working capital, and the revenues generated from our properties in Montana and North Dakota alone may not be sufficient to fund both our continuing operations and our planned growth. We will require additional capital to continue to operate our business beyond the initial phase of our current properties, and to further expand our exploration and development programs to additional properties. We may be unable to obtain additional capital required.

Future acquisitions and future exploration, development, production and marketing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of additional capital and cash flow.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means. We may not be successful in locating suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. If we do not succeed in raising additional capital, our resources may not be sufficient to fund our operations going forward.

Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders. This could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

Our ability to obtain needed financing may be impaired by such factors as the capital markets (both generally and in the oil and gas industry in particular), our status as a new enterprise without a significant demonstrated operating history, the location of our oil and natural gas properties and prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us) and/or the loss of key management. Further, if oil and/or natural gas prices on the commodities markets decline, our revenues will likely decrease and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes, which may adversely impact our financial condition.

We may not be able to effectively manage our growth, which may harm our profitability.

Our strategy envisions expanding our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to:

·	meet our capital needs;

·	expand our systems effectively or efficiently or in a timely manner;

·	allocate our human resources optimally;

·	identify and hire qualified employees or retain valued employees; or

·	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth, our operations and our financial results could be adversely affected by inefficiency, which could diminish our profitability.

Our business may suffer if we do not attract and retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of our management and other personnel in conducting the business of the Company. We have a small management team, and the loss of a key individual or inability to attract suitably qualified staff could materially adversely impact our business.

Our success depends on the ability of our management and employees to interpret market and geological data correctly and to interpret and respond to economic market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments, and ultimately, if required, to successfully divest such investments. Further, no assurance can be given that our key personnel will continue their association or employment with us or that replacement personnel with comparable skills can be found. We have sought to and will continue to ensure that management and any key employees are appropriately compensated; however, their services cannot be guaranteed. If we are unable to attract and retain key personnel, our business may be adversely affected.

Our hedging activities could result in financial losses or could reduce our net income, which may adversely affect your investment in our common stock.

In order to manage our exposure to price risks in the marketing of our oil and   natural gas production, we may enter into oil and natural gas price hedging arrangements with respect to a portion of our expected production.

While intended to reduce the effects of volatile oil and natural gas prices, such transactions may limit our potential gains and increase our potential losses if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of loss in certain circumstances, including instances in which:

·	our production is less than expected;
·	there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement; or
·	the counterparties to our hedging agreements fail to perform under the contracts.

Risks Related To Our Industry

Our exploration for oil and gas is risky and may not be commercially successful, and the advanced technologies we use cannot eliminate exploration risk, which could impair our ability to generate revenues from our operations.

Our future success will depend on the success of our exploratory drilling program. Oil and gas exploration involves a high degree of risk. These risks are more acute in the early stages of exploration. Our expenditures on exploration may not result in new discoveries of oil or natural gas in commercially viable quantities. It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over-pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

Even when used and properly interpreted, 3D seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible. In addition, the use of 3D seismic data becomes less reliable when used at increasing depths. We could incur losses as a result of expenditures on unsuccessful wells. If exploration costs exceed our estimates, or if our exploration efforts do not produce results which meet our expectations, our exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from our operations.

We may not be able to develop oil and gas reserves on an economically viable basis, and our reserves and production may decline as a result.

If we succeed in discovering oil and/or natural gas reserves, we cannot assure that these reserves will be capable of production levels we project or in sufficient quantities to be commercially viable. On a long-term basis, our viability depends on our ability to find or acquire, develop and commercially produce additional oil and natural gas reserves. Without the addition of reserves through acquisition, exploration or development activities, our reserves and production will decline over time as reserves are produced. Our future reserves will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to effectively distribute our production into our markets.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. While we will endeavor to effectively manage these conditions, we cannot be assured of doing so optimally, and we will not be able to eliminate them completely in any case. Therefore, these conditions could diminish our revenue and cash flow levels and result in the impairment of our oil and natural gas interests.

Estimates of oil and natural gas reserves that we make may be inaccurate and our actual revenues may be lower than our financial projections.

We will make estimates of oil and natural gas reserves, upon which we will base our financial projections. We will make these reserve estimates using various assumptions, including assumptions as to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Some of these assumptions are inherently subjective, and the accuracy of our reserve estimates relies in part on the ability of our management team, engineers and other advisors to make accurate assumptions. Economic factors beyond our control, such as interest rates, will also impact the value of our reserves. The process of estimating oil and natural gas reserves is complex, and will require us to use significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. As a result, our reserve estimates will be inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from those we estimate. If actual production results vary substantially from our reserve estimates, this could materially reduce our revenues and result in the impairment of our oil and natural gas interests.

Drilling new wells could result in new liabilities, which could endanger our interests in our properties and assets.

There are risks associated with the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, craterings, sour gas releases, fires and spills, among others. The occurrence of any of these events could significantly reduce our revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blow-outs or other hazards. We intend to obtain insurance with respect to these hazards; however, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, we may not be able to maintain adequate insurance in the future at rates that are considered reasonable. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

Decommissioning costs are unknown and may be substantial. Unplanned costs could divert resources from other projects.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and natural gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We have not yet determined whether we will establish a cash reserve account for these potential costs in respect of any of our properties or facilities, or if we will satisfy such costs of decommissioning from the proceeds of production in accordance with the practice generally employed in oilfield operations. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

Our inability to obtain necessary facilities could hamper our operations.

Oil and gas exploration and development activities are dependent on the availability of drilling and related equipment, transportation, power and technical support in the particular areas where these activities will be conducted, and our access to these facilities may be limited. To the extent that we conduct our activities in remote areas, needed facilities may not be proximate to our operations, which will increase our expenses. Demand for such limited equipment and other facilities or access restrictions may affect the availability of such equipment to us and may delay exploration and development activities. The quality and reliability of necessary facilities may also be unpredictable and we may be required to make efforts to standardize our facilities, which may entail unanticipated costs and delays. Shortages and/or the unavailability of necessary equipment or other facilities will impair our activities, either by delaying our activities, increasing our costs or otherwise.

We may have difficulty distributing our production, which could harm our financial condition.

In order to sell the oil and natural gas that we are able to produce, we will have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our ability to explore and develop properties and to store and transport our oil and natural gas production and may increase our expenses.

Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we will operate, or labor disputes may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

Prices and markets for oil and natural gas are unpredictable and tend to fluctuate significantly, which could reduce profitability, growth and the value of our business.

Oil and natural gas are commodities whose prices are determined based on world demand, supply and other factors, all of which are beyond our control. World prices for oil and natural gas have fluctuated widely in recent years, and rose to record levels on a nominal basis in 2006. We expect that prices will fluctuate in the future. Price fluctuations will have a significant impact upon our revenue, the return from our reserves and on our financial condition generally. Price fluctuations for oil and natural gas commodities may also impact the investment market for companies engaged in the oil and gas industry. Prices may not remain at current levels. Future decreases in the prices of oil and natural gas may have a material adverse effect on our financial condition, the future results of our operations and quantities of reserves recoverable on an economic basis.

Increases in our operating expenses will impact our operating results and financial condition .

Exploration, development, production, marketing (including distribution costs) and regulatory compliance costs (including taxes) will substantially impact the net revenues we derive from the oil and natural gas that we produce. These costs are subject to fluctuations and variation in different locales in which we will operate, and we may not be able to predict or control these costs. If these costs exceed our expectations, this may adversely affect our results of operations. In addition, we may not be able to earn net revenue at our predicted levels, which may impact our ability to satisfy our obligations.

Penalties we may incur could impair our business.

Failure to comply with government regulations could subject us to civil and criminal penalties, could require us to forfeit property rights, and may affect the value of our assets. We may also be required to take corrective actions, such as installing additional equipment or taking other actions, each of which could require us to make substantial capital expenditures. We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. As a result, our future business prospects could deteriorate due to regulatory constraints, and our profitability could be impaired by our obligation to provide such indemnification to our employees.

Environmental risks may adversely affect our business.

All phases of the oil and gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, state and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharge. The application of environmental laws to our business may cause us to curtail our production or increase the costs of our production, development or exploration activities.

Our insurance may be inadequate to cover liabilities we may incur.

Our involvement in the exploration for and development of oil and gas properties may result in our becoming subject to liability for pollution, blow-outs, property damage, personal injury or other hazards. Although we expect to obtain insurance in accordance with industry standards to address such risks, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. In addition, such risks may not, in all circumstances, be insurable or, in certain circumstances, we may choose not to obtain insurance to protect against specific risks due to the high premiums associated with such insurance or for other reasons. The payment of such uninsured liabilities would reduce the funds available to us. If we suffer a significant event or occurrence that is not fully insured, or if the insurer of such event is not solvent, we could be required to divert funds from capital investment or other uses towards covering our liability for such events.

Our business will suffer if we cannot obtain or maintain necessary licenses.

Our operations will require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to change in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or our loss of or denial of extension of, any of these licenses or permits could hamper our ability to produce revenues from our operations.

Challenges to our properties may impact our financial condition.

Title to oil and gas interests is often not capable of conclusive determination without incurring substantial expense. While we intend to make appropriate inquiries into the title of properties and other development rights we acquire, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate. If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired.

We will rely on technology to conduct our business and our technology could become ineffective or obsolete.

We rely on technology, including geographic and seismic analysis techniques and economic models, to develop our reserve estimates and to guide our exploration, development and production activities. We will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial, and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired. Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

Risks Related to our Common Stock

There has been a limited trading market for our common stock.

There has been a limited trading market for our common stock on the NASD’s Over-the-Counter Bulletin Board. The lack of an active market may impair the ability of our investors to sell their shares of common stock at the time they wish to sell them or at a price that they consider reasonable. The lack of an active market may also reduce the fair market value of the shares of common stock to be sold under this prospectus. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using our common stock as consideration.

You may have difficulty trading and obtaining quotations for our common stock.

Our common stock is currently quoted on the NASD’s Over-the-Counter Bulletin Board under the symbol “NOGS.” Our common stock has been actively traded for only a limited time, and the bid and ask prices for our common stock have fluctuated widely. As a result, investors may find it difficult to dispose of, or to obtain accurate quotations of the price of, our common stock. This severely limits the liquidity of our common stock and would likely reduce the market price of our common stock, and hamper our ability to raise additional capital.

The market price of our common stock is, and is likely to continue to be, highly volatile and subject to wide fluctuations.

The market price of our common stock is likely to continue to be highly volatile and could be subject to wide fluctuations in response to a number of factors, some of which are beyond our control, including:

•
dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

•	announcements of new acquisitions, reserve discoveries or other business initiatives by our competitors;

•	our ability to take advantage of new acquisitions, reserve discoveries or other business initiatives;

•	fluctuations in revenue from our oil and gas business as new reserves come to market;

•	changes in the market for oil and natural gas commodities and/or in the capital markets generally;

•	changes in the demand for oil and natural gas, including changes resulting from the introduction or expansion of alternative fuels;

•	quarterly variations in our revenues and operating expenses;

•	changes in the valuation of similarly situated companies, both in our industry and in other industries;

•	changes in analysts’ estimates affecting our company, our competitors and/or our industry;

•	changes in the accounting methods used in or otherwise affecting our industry;

•	additions and departures of key personnel;

•	announcements of technological innovations or new products available to the oil and gas industry;

•	announcements by relevant governments pertaining to incentives for alternative energy development programs;

•	fluctuations in interest rates and the availability of capital in the capital markets; and

•	significant sales of our common stock, including sales by the selling stockholders following registration of the shares under this prospectus.

These and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operations and financial condition.

Our operating results may fluctuate significantly, and these fluctuations may cause the price of our common stock to decline.

Our operating results will likely vary in the future primarily as the result of fluctuations in our revenues and operating expenses, including the coming to market of oil and natural gas reserves that we are able to discover and develop, expenses that we incur, the prices of oil and natural gas in the commodities markets and other factors. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

Stockholders will experience dilution upon the exercise of options.

As of December 31, 2006, there are 2,000,000 shares of common stock underlying options that may be granted, of which options for 1,100,000 shares of common stock have already been granted, pursuant to the Company’s 2006 Incentive Stock Option Plan. If the holders of those options exercise those options, stockholders may experience dilution in the net tangible book value of our common stock. Further, the sale or availability for sale of the underlying shares in the marketplace could depress our stock price.

Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all. Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in our common stock.

SPECIAL  NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward-looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions such as “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

BUSINESS

The Merger

On March 20, 2007, we acquired Northern Oil and Gas, Inc., a Nevada Corp. (“NOG”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among us, Kentex Acquisition Corp., a Nevada corporation and our wholly owned subsidiary, and NOG.  The Merger Agreement provided that, effective March 20, 2007, Kentex Acquisition Corp. merged with and into NOG, with NOG as the surviving corporation (the “Merger”). We issued 21,173,013 shares of our common stock in exchange for 100% of the outstanding shares of NOG. Upon closing of the merger, the former stockholders of NOG thereafter controlled approximately 94% of our outstanding shares of common stock.

Additional material terms of the Merger were as follows:

1.   NOG paid to certain Kentex shareholders and consultants $415,000 under a Principal Shareholders Agreement that was a condition of the Merger Agreement, in exchange for the cancellation of certain shares of Kentex.

2.   As part of the Principal Shareholders Agreement, immediately following the closing, these same shareholders of Kentex also agreed to exchange approximately 1,680,000 additional shares of Kentex in consideration of the issuance of 1,310,075 shares of newly issued “restricted securities” that were shares of common stock of Kentex, in consideration of compromising certain claims for (i) expenses advanced to Kentex by any of them; (ii) any other claims that any of them may have against Kentex; (iii) their agreement to enter into a Lock-Up/Leak-Out Agreement covering the resale of these shares as negotiated by NOG; and (iv) the granting of certain registration rights regarding an aggregate of 250,000 of these shares, and demand registration rights to cover all of these shares in the event it is subsequently determined that no resale of these person’s shares can be made unless made pursuant to an effective registration statement.

3.   All shares of Kentex held by certain pre-Merger officers, directors, affiliates and consultants are subject to a twenty-four (24) month Lock-Up/Leak-Out Agreement. This Lock-Up/Leak-Out Agreement provides that, after such shares become available for resale pursuant to SEC Rule 144, sales may only be made during the leak-out period in accordance with leak-out provisions, which include a price floor of $1.05 per share, broker’s transactions and a manner of sale requirement, and allow no more than 1/12 th of the holdings to be sold on a cumulative basis for a period of twelve (12) months. For example, in the second month of the leak-out period, 2/12 th of the shares governed by the Lock-Up/Leak-Out Agreement would be available for resale.

4.   Up to 250,000 of the Kentex shares retained by the pre-Merger shareholders carry so-called “piggyback” registration rights, which give the shareholders the right to include such shares in any registration statement filed by the Company with the Securities and Exchange Commission (the “SEC”) within twelve (12) months after the closing of the Merger. Those shares are included in this registration statement. Such shares are also subject to Lock-Up/Leak-Out Agreements commencing on the date of the effectiveness of such a registration statement and expiring twelve (12) months following the date of the closing of the Merger. For example, if the registration statement becomes effective six (6) months following the closing of the Merger, one-sixth (1/6) of the shares governed by the Lock-Up/Leak-Out Agreements would be available on a cumulative basis for the remaining six (6) months of the leak-out period. These Lock-Up/Leak-Out Agreements also includes compliance with “manner of sale” and “broker’s transactions” requirements of Rule 144, regardless of such registration, and a price floor of $1.05 per share.

Prior to the Merger, Kentex was a “shell company,” meaning that it had no material assets or operations other than to acquire another business or company; and NOG was a recently formed start-up stage company that had just commenced operations. Privately-held companies desiring to “go public” in a manner other than an initial public offering often seek a reorganization or merger with a thinly capitalized publicly-held company. This process avoids the high cost of the registration of securities for public sale, including attendant legal and accounting expenses, and the usually lengthy process involved in the registration of securities.

Securities issued to the stockholders of the acquired company (NOG) in these types of transactions generally are “restricted securities” that cannot be immediately publicly traded, whereas the shares of the publicly held company (Kentex) are presently publicly tradable. This liquidity difference is a distinct advantage to the pre-Merger stockholders of Kentex over the NOG stockholders; however, the principal Kentex stockholders were required to execute as part of the Merger Transaction Documents, Lock-Up/Leak-Out Agreements (described above) that place substantial limitations on the resale of their respective shares of common stock that they will own in the Company and 1,310,075 of these shares are also the subject of a new holding period under Rule 144 of the SEC.

Immediately following the Merger, the Company completed a so-called short-form merger with NOG, in which NOG merged into the Company, and the Company was the surviving entity. As a part of this short-form merger, the Company changed its name to “Northern Oil and Gas, Inc.”.

As a result of the reverse merger with NOG described above, our main business focus has been directed to oil and gas exploration and development. Unless specifically stated otherwise, the information in this prospectus relates to the business of NOG, since the Company itself did not engage in any substantial business activities prior to the Merger.

Business

The Company is a Nevada corporation formed for the purpose of drilling exploratory and developmental wells primarily in the Northern Regions of the U.S. and Southern Canada.

The primary asset of the Company includes a 22,000+/- acre net leasehold in Sheridan County, MT. This is a Williston Basin, stacked-pay leasehold. In addition, the Company controls approximately 12,000 gross (4,000 net) acres in Mountrail County, North Dakota.

The 12,000 gross, 4,000+/- acre net leasehold in Mountrail County, North Dakota is within four miles of the recent EOG Resources (NYSE: EOG) discoveries. The Company will be targeting the same Bakken Shale resource formation. We believe that the Bakken formation is one of the most exciting plays in the Continental U.S. at this time. The North Dakota Geological Survey currently estimates the reserves in the Bakken formation to be 300 to 500 Billion Barrels, of which 50% is thought to be currently recoverable, making it one of the largest resource plays in the world. The Bakken properties are currently under evaluation by the Company’s consulting geologists and drilling is estimated to begin in late 2007. As of February 12, 2007 NOG closed on approximately 3,016 net acres pursuant to the option agreement. Although the Company’s interest in this area constitutes only a very small percentage of the estimated potential reserves, we think the North Dakota Geological Survey estimate is important because it illustrates why the Company believes economically recoverable reserves may exist here.

Operations

The Company plans to structure its operations in such a way as to mitigate capital expenditures and streamline selling, general, and administrative expense. Overhead and staff will be kept to a bare minimum and the majority of operational duties will be outsourced to consultants and independent contractors. The Company currently has no employees other than its two officers, but would expect to eventually have three to five employees, commensurate with the development of its business. We believe that most operational responsibilities can be handled by the two officers, and other consultants to be engaged as needed. Our officers draw no salaries and have not done so since the inception of the Company. They have, however, each received stock options as total compensation, which we believe aligns their interests with the other shareholders .

Description of Property

The following information is based upon a report prepared by the Company’s consulting petroleum geologist, Mr. Robert Grabb. Factual background regarding well production rates, reserves, etc. was obtained from information made publicly available by the Montana Bureau of Mines and Geology and North Dakota Department of Mineral Resources, respectively. This information is required to be filed by producers with the respective state agencies on a monthly basis. Current information is available on these agencies’ websites at www.dnvc.mt.gov and www.nd.gov/ndgs/, respectively.

General Background

Sheridan County, Montana
Stacked Pay Project

Kodiak Oil and Gas, Inc., drilling on leasehold acquired from Montana Oil Properties affiliate Reger Oil Properties, made a significant Sheridan County discovery in July 2005. Kodiak completed the State 8-16 following an exceptional Mission Canyon drill stem test. This test recovered 94 barrels of oil during flow periods that totaled 90 minutes, equating to a daily production rate of slightly more 1500 barrels of oil per day. Pressures recorded on the test are virtually unmatched by any Mission Canyon well in the basin and indicate a potentially sizeable accumulation. Kodiak has since drilled and completed three additional Mission Canyon wells offsetting the State 8-16. As of March, 2007, according to data obtained for the Montana Bureau of Mines and Geology website, the State 8-16 well and its offsets were producing approximately 350 barrels of oil per day.

On the eastern edge of the Northern Oil leasehold, Nance Petroleum ran pipe on the State 4-36, a Red River well that was believed to have pay in the Ratcliffe, Mission Canyon and Red River formations. In the only official production report yet released, the 4-36 produced 1075 barrels of oil in five days last October. Nance then re-entered the Cova #1 and drilled a horizontal Mission Canyon sidetrack. Nance just completed construction of a tank battery consisting of three 500 bbl oil tanks.

Prior to the very recent Kodiak and Nance discoveries, the last successful wildcat well drilled in the area was the Summit Resources 1998 Red River discovery, the 13-35 Nielsen. The Summit Red River discovery, Northern Oil’s position beneath the Kodiak discovery and the portion of the leasehold abutting the Nance discovery are products of our geologist’s interpretation. Our geologist, Mr. Bob Grabb, originated the mid-1990’s Summit Resources Sheridan County exploration program and was the prospect generator for the Nielsen discovery. More recently, his interpretation directed the Northern Oil lease acquisition programs, resulting in our enviable position beneath or immediately adjacent to all three discoveries drilled in the last eight years. Recently our acquisition of Mountrail County, ND, also generated by Mr. Grabb and Southfork Exploration, has created significant excitement due to its position 4 miles to the northeast of the Parshall Field currently being developed by EOG Resources, Inc.

Our land acquisition partners, Montana Oil Properties and Southfork Exploration, LLC, share a long history of success in the Williston Basin; the roots of the two companies are intertwined with the most innovative operator of the last boom, Patrick Petroleum. We believe that the expertise and experience of Montana Oil Properties and Reger Oil when combined with the proven track record of our geoscientist yields a knowledge base that is unsurpassed in this part of the Williston Basin. Utilizing that knowledge base, Northern Oil has assembled 22,000 acres in six prospect areas in addition to Northern’s 4,000+/- net acre position in Mountrail County, a Bakken Shale resource play.

Reservoirs & Reserve Potential

Sheridan County, Montana is one of the premier multi-pay areas in the Williston Basin. The geologic evolution of the basin was conducive to the development of stacked pay zones. Recurrent episodes of deformation were focused along specific strands of deep seated basement faults, localizing the development of structural closures and pathways for fluids that controlled porosity and reservoir development. As a result, several fields produce from six or more zones. Wakea and Comertown fields have each produced from seven different zones; Green Coulee has produced from six. At least sixteen different zones are known to produce from twelve different formations in Sheridan County.

Nearly fifty wells in the county have produced more than 500,000 barrels of oil, and the average Red River well will produce 305,000 barrels of oil. Several wells have produced more than 1,000,000 barrels of oil, and the Stringer #1 is expected to ultimately produce an astounding 2,280,000 barrels from the Red River.

The Morken #3, a Ratcliffe producer within our Divide Prospect area, has an Estimated Ultimate Recoverable of 957,000 barrels. Table 1, below, is a summary of the production statistics for the seven most commonly completed reservoirs in Sheridan County produced by our consulting petroleum geologist, Mr. Robert Grabb. We do not have any interest in any of the listed wells or fields.

Table 1. Sheridan County Production Statistics
Formation	Average Cumulative Production in thousands of barrels	Best Estimated Ultimate Recoverable in thousands of barrels
Mississippian	146	957	Morken #3	Divide Field
Mississippian	90	839	N. F. Stringer #1	Katy Lake
Devonian	101	232	Murray #1	Wakea
Devonian	443	416	Benson B-3	Medicine Lake
Devonian	280	1714	State #1	Raymond
Devonian	167	465	Benson B-6	Medicine Lake
Devonian	232	2280	Stringer #1	Katy Lake

In addition to accessing an impressive number of prospective reservoirs, wells in Sheridan County have some of the shallowest drilling depths in the basin; average depths range from 7,200 ft for a Mississippian Ratcliffe well to slightly less than 11,000 ft for a Red River well. One 11,000-foot Red River well could conceivably produce more than 2,000,000 barrels of oil and encounter oil in a more than a dozen different zones.

Technological Vacuum

Throughout the history of the oil business, companies that are the first to apply appropriate technologies have been richly rewarded. For example, the first application of the anticlinal theory of accumulation, the introduction of rotary drilling tools and the first use of reflection seismic led to abrupt increases in the number of discoveries. Figure 1 shows the exploration history of Sheridan County over the last 35 years; it depicts the flurry of discoveries coincident with the introduction of 2-D seismic. Patrick Petroleum utilized this new technology aggressively and was rewarded with a great deal of success. Many of the 1978 to 1984 wildcat field discoveries shown in Figure 1 were drilled by Patrick. Nearly two-thirds of the discoveries attributable to 2-D seismic were drilled within three and a half years following the introduction of the new technology to Sheridan County. There have been a few successes, but the pulse of discovery that should have followed the introduction of 3-D is notably absent in Sheridan County.

Although 3-D seismic was first introduced to the Williston Basin as an exploration tool in the mid-1990s, very few companies have used the tool effectively. Fewer still have used the tool effectively in Sheridan County; this fact is born out by the anemic pulse of discovery in Sheridan County shown above. We believe that the company, or companies, that fully and properly utilize this “new” technology will be responsible for the next spike in the wildcat field discoveries.

The use of 3-D seismic attributes to predict reservoir properties, widespread in many areas, has been underutilized in Sheridan County. Zones of porosity development are localized in many Williston Basin reservoirs, and the distribution of Red River porosity is especially complex. We are firmly convinced that statistically significant and geologically plausible models of reservoir porosity can be derived from 3-D data; we further believe that these models will convert many of the Sheridan County “near misses” to producers.

It would be difficult to craft a scenario where the timing for entry into Sheridan County could be better. The collapse of oil prices in 1988, followed by the industry’s seemingly mindless rush to focus exclusively on shallow gas and resource plays, preserved the many oil prospects of Sheridan County. Subsequent to the Nielsen 13-35 discovery, a test that unequivocally established the utility of 3-D seismic attribute analysis, only eight wildcats have been drilled in the Sheridan County Project area. In the nearly eight years since the Nielsen discovery, that is an average of one well per year. When reasonable land prices and oil prices approaching all-time highs are combined with a proven technology that has only been cursorily applied, a phenomenal opportunity results.

Abundant Opportunities

Large portions of Sheridan County are unexplored; larger parts are “under-explored” and “under-exploited”. Huge blocks of our Sheridan County project area have not been drilled, and the unexplored, or undrilled, area totals more than 120 square miles. Consisting of blocks no smaller than six square miles, the potential of this undrilled area is huge; furthermore, much of it has not been explored using 3-D seismic technology. Examples of “under-explored” regions include our Lake Creek and Antelope Prospect Areas, while examples of “under-exploitation” include Comertown, Lowell, Lowell South and Divide fields. Four of our six prospect areas are discussed below.

Antelope Prospect Area

The Antelope Prospect Area is one of six loosely defined geographic and geologic subdivisions of our Sheridan County project. It is an example of an unexplored to “under-explored” region. Antelope Prospect Area is bounded on the north by Plentywood and Pronghorn fields and is bordered to the south by Wakea and Green Coulee fields. Figure 2 below is a Red River structure contour map and Winnipegosis isoporosity map. Eight potential Red River locations are shown in the Antelope Prospect Area. In addition to the obvious Red River prospects, a well-developed porosity thick occurs in the Winnipegosis. The Winnipegosis is an important producing interval in Wakea Field, which is located just south of the Antelope Prospect Area. A Prairie Evaporite salt void Red River occurs within the prospect area, and it is believed that this feature will have important implications in several Mississippian and Devonian zones. (Northern’s Acreage Position in Yellow.)

Lake Creek Prospect Area

Lake Creek Prospect Area is similarly unexplored to “under-explored”. Ratcliffe, Mission Canyon, Nisku, Duperow and Red River shows surround the prospect area. North of Lake Creek is Comertown Field, widely considered in the industry to be one of the classic stacked pay fields in the Williston Basin along with surrounding areas. The prospect area contains more than 60,000 undrilled acres.

Three Red River locations are shown in figure 3, a Red River structure map superimposed on a Winnipegosis isoporosity map. The regional stratigraphic pinchout of the Winnipegosis porosity occurs along the northwest edge of the prospect area and is shown on the map to the left.

Furthermore, a facies change in the Ratcliffe could define a potentially important regional trap in that formation. Mudrocks are the predominant lithology in the Ratcliffe west-northwest of the Lake Creek Prospect Area, while to the southeast and east, bioclastic material is much more common. This transition could create a regional trap along the northwest edge of Lake Creek.

Divide & Coalridge Prospect Areas

A significant number of “near misses” and “under-exploited” opportunities are found in the Divide and Coalridge prospect areas. These opportunities are typified by the 13-35 Nielsen, the 1998 Summit Resources discovery well at Lowell South.

Lowell South is an under-developed Red River field that was discovered by Gulf Oil in July 1981. The Gulf Jorgenson 1-27-3C initially produced an unimpressive 50 barrels of oil per day and 30,000 cubic feet of gas per day from a very thin porosity streak in the Red River C Burrowed zone. The Jorgenson 1-27-3C ultimately produced 22,000 barrels of oil and 15,000 barrels of water; it was plugged and abandoned in 1988. Due to the poor performance of the Jorgenson 1-27-3C, the field was ignored for another seven years until Summit Resources and Brigham Exploration introduced 3-D seismic to the Williston Basin as an exploration tool.

Lowell South was one of several strong Winnipeg structures defined by “high and tight” Red River wells that were targeted by the Summit/Brigham 3-D program. “High and tight” wells are wells in which the targeted reserve is high (shallow) in the subject structure, but the reserve itself is believed to cover a relatively narrow area. The Williston Basin contains numerous examples of structurally high Red River wells that are devoid of porosity, with classic examples being found at Comertown and Sioux Pass fields. It was known, as Diamond Shamrock’s efforts at Comertown had strikingly demonstrated, that superb Red River porosity development can occur structurally lower to “high and tight” wells.

Only one prospect was tested prior to the demise of the Summit/Brigham partnership; however, a total of two wells were drilled on the prospect. The first well to be drilled by the partners, the Nielsen 35-2, was a dry hole.

Following the dry hole, the project’s originating geologist convinced Summit and Brigham that their Red River seismic model was flawed, and that there were as many as four additional locations to be drilled on the Lowell South feature. One location, the Nielsen 13-35, was interpreted to occupy a slightly higher structural position and contain stratigraphically higher porosity development in the Red River C Laminated zone. The well was begun in November 1997 and completed in January 1998. The reservoir analysis submitted by the operator to the Montana Bureau of Mines and Geology indicates that the Nielsen 13-35 is ultimately expected to produce 315,000 barrels of oil. The remaining three locations have not been drilled; one of the remaining locations is arguably the best location on the structure. Similar Red River opportunities are found in the Divide and Coalridge.

Based upon information available on the Montana Bureau of Mines and Geology website, the area encompassing Divide and Coalridge prospect areas contains some of the most productive Ratcliffe rocks in the basin. The Morken #3, a Divide Field well, is expected to ultimately produce almost one million barrels of oil. In addition to Ratcliffe production, shows have been encountered in the Midale and Mission Canyon zones. Several wells in the Divide Field have produced some oil from the Mission Canyon and Red River structures. The Kodiak State 8-16, however, may have redefined the importance of the Mission Canyon. A drill steam test from 7570 ft to 7615 ft recovered 94 barrels of oil during the 90 minutes that the tool was open.

Ratcliffe shows and near misses are abundant in the Coalridge and Divide prospect areas. Virtually every well has a free oil show and several have produced small amounts of oil. We have identified more a dozen potential Mississippian locations in the two areas.

Summary

Excellent reserve potential in a stacked pay setting with relatively shallow drilling depths make Sheridan County an attractive target - but that’s just the beginning. Equally important is fact that 3-D seismic has not been effectively utilized. The surge in wildcat field discoveries attributable to 3-D seismic is yet to come. Furthermore, numerous near misses and under-exploited fields are found throughout the project area, and as the Nielsen 13-35 demonstrates, we believe important reserves await discovery. See, Fig. 3 Coalridge Prospect Area. However, it is important to bear in mind that 3-D seismic data and visualization technologies only assist geoscientists in identifying subsurface structures and hydrocarbon indicators. They do not guarantee that hydrocarbons are present or, if present, that they will produce in economic quantities.

Recent Developments

The Company entered into a letter agreement with Gallatin Resources, LLC, to acquire certain oil and gas leases on approximately 10,000 net mineral acres in the Appalachia Basin. The acreage is located in the “Finger Lakes” region in Yates County, New York. The letter agreement gives the Company the option to acquire the subject leases until August 17, 2007, in exchange for consideration of $1.5 million and 275,000 shares of common stock.

Mr. Carter Stewart, one of the Company’s directors, owns a 25% interest in Gallatin Resources, LLC. Acquisition of the leases is subject to the Company’s obligation to obtain a “fairness opinion” from a third party indicating that the transaction is fair to the Company.

Seismic studies associated with the acreage show a highly fractured fault system in the Trenton-Black River formation as well as shallow exploration and development opportunities in the Queenstown-Medina sand and Marcellus shale. We believe this Appalachia Basin prospect presents us with the potential of highly productive gas wells in the Trenton-Black River as well as a multi-year exploration and development program in the more shallow resource formations. With companies such as Talisman Energy, Chesapeake Energy and Range Resources active in the region, we believe there are ample opportunities for partnerships to develop this acreage.

Leaseholds

Currently, we own 22,000 +/- acres of total net leasehold in Sheridan County, MT, and control 12,000 gross, 4,000+/- net acres in Mountrail County, ND. Of these leaseholds, all acres are undeveloped. We plan to explore and develop a portion of this acreage as we identify the best operating partners to do so utilizing the latest 3-D seismic interpretation.

Reserves

We do not have any reserves.

Production

We currently have no production.

Well Data

We have not completed any wells since our inception.

Office Locations

We currently maintain an executive office at 130 Lake Street West, Wayzata, MN 55391. This space is leased pursuant to an office lease, on a month-to-month basis, whereby we pay $1,250.00 per month plus expenses for approximately 750 square feet of office space. We believe this office space will meet our needs for the foreseeable future.

Markets and Customers

The market for oil and natural gas that we will produce depends on factors beyond our control, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels and the effects of state and federal regulation. The oil and gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

Our oil production is expected to be sold at prices tied to the spot oil markets. Our natural gas production is expected to be sold under short-term contracts and priced based on first of the month index prices or on daily spot market prices.

Governmental Regulations

Regulation of Oil and Natural Gas Production . Our oil and natural gas exploration, production and related operations, when developed, are subject to extensive rules and regulations promulgated by federal, state, tribal and local authorities and agencies. For example, some states in which we may operate require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas. Such states may also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells. Failure to comply with any such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry will most likely increase our cost of doing business and may affect our profitability. Although we believe we are currently in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on our financial condition and results of operations.

Environmental Matters . Our operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may:

•	require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities;

•	limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and

•	impose substantial liabilities for pollution resulting from its operations.

The permits required for our operations may be subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines or injunctions, or both. In the opinion of management, we are in substantial compliance with current applicable environmental laws and regulations, and have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on the Company, as well as the oil and natural gas industry in general.

The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”) and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

ESA . The Endangered Species Act (“ESA”) seeks to ensure that activities do not jeopardize endangered or threatened animal, fish and plant species, nor destroy or modify the critical habitat of such species. Under ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat. ESA provides for criminal penalties for willful violations of the Act. Other statutes that provide protection to animal and plant species and that may apply to our operations include, but are not necessarily limited to, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. Although we believe that our operations will be in substantial compliance with such statutes, any change in these statutes or any reclassification of a species as endangered could subject the Company to significant expenses to modify our operations or could force the Company to discontinue certain operations altogether.

Competition

We compete with numerous other oil and gas exploration and production companies. Many of these competitors have substantially greater resources than us. Should a larger and better financed company decide to directly compete with us, and be successful in its efforts, our business could be adversely affected.

Personnel

We currently have 2 full time employees (the officers of the Company) and employ the services of several contract personnel. As drilling production activities increase, we intend to hire additional technical, operational and administrative personnel as appropriate. We do not expect a significant change in the number of full time employees over the next 12 months. We are using and will continue to use the services of independent consultants and contractors to perform various professional services, particularly in the area of land services, reservoir engineering, drilling, water hauling, pipeline construction, well design, well-site monitoring and surveillance, permitting and environmental assessment. We believe that this use of third-party service providers may enhance our ability to contain general and administrative expenses.

Legal Proceedings

From time to time we may become a party to litigation or other legal proceedings that, in the opinion of our management are part of the ordinary course of our business. Currently, no legal proceedings or claims are pending against or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations.

SELLING STOCKHOLDERS

Except as noted, this prospectus covers shares of our common stock sold in our private equity offerings in October, 2006 and February, 2007, to “accredited investors” as defined by Rule 501(a) under the Securities Act, pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act, and also 250,000 shares issued to certain of our pre-merger shareholders in connection with the March 20, 2007 merger. The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares of common stock listed opposite each of their names below. We are required, under a registration rights agreement, to register for resale the shares of our common stock described in the tables below for the 250,000 shares issued to the shareholders named in the table in connection with the merger.

The following table sets forth information about the number of shares of our common stock beneficially owned by each selling stockholder that may be offered from time to time under this prospectus. Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of April 1, 2007. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot provide an exact amount, but have provided an estimate, of the number of shares of common stock that will be held by the selling stockholders upon termination of this offering, because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The percentage of common stock outstanding is based upon a total of 22,664,123 issued and outstanding shares of our common stock on April 1, 2007. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Commission. Shares underlying options exercisable within 60 days of April 1, 2007 are considered for the purpose of determining the percent of the class held by the holder of such options, but not for the purpose of computing the percentages held by others. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable, unless otherwise noted in footnotes to the table. None of the selling stockholders has had a position, office or other material relationship with us in the past three years, except as indicated in footnotes to the table.

The shares listed under “Shares Subject to Lock-Up/Leak-Out Agreements” set forth below may only be offered and sold in compliance with the Lock-Up/Leak-Out Agreements described previously.

Beneficial Owner	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering	Percentage of Common Stock Outstanding Upon Completion of Offering
David Newman	47,619	47,619	0	*
Gregory Anthone	142,857	142,857	0	*

Beneficial Owner	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering	Percentage of Common Stock Outstanding Upon Completion of Offering
Nick Henkels	200,000	200,000	0	*
Ervin Kramer	150,000	100,000	50,000	*
Harry Youtsos	50,000	50,000	0	*
William Hartzell	100,000	50,000	50,000	*
Suzanne Clifford	25,000	25,000	0	*
Mark Hemann	50,000	50,000	0	*
Dennis Phenow	150,000	75,000	75,000	*
Pat Vincelli	50,000	25,000	25,000	*
Travis Welch	30,000	30,000	0	*
Paul Cownie	25,000	25,000	0	*
Blue Sky Investments LLC	25,000	25,000	0	*
Paul Schreier	40,000	40,000	0	*
William and Karen Frothinger	80,000	80,000	0	*
Gerald Auchstetter	80,000	40,000	40,000	*
Joseph Techar (1)	40,000	40,000	0	*
Darryl Ekstrom (1)	40,000	40,000	0	*
Mark Larson	50,000	50,000	0	*
Daniel A. Deikel Trust Declaration	50,000	50,000	0	*
Amit Sela	1,004,048	1,004,048	0	*
Bruce and Colleen Lea	100,000	100,000	0	*
August Stoffel	70,000	35,000	35,000	*
Scott and Elizabeth Zbikowski	300,000	100,000	200,000	*
John Jakway and Carol Jakway	28,572	28,572	0	*
Darin Paulson	43,000	43,000	0	*
Brian Manion	315,477	315,477	0	*
Tom and Peggy Gerrits	50,000	25,000	25,000	*
David Flod	300,000	100,000	200,000	*

Beneficial Owner	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering	Percentage of Common Stock Outstanding Upon Completion of Offering
Ryan Maurer	25,000	25,000	0	*
Patrick Kinney	40,000	20,000	20,000	*
David Valentini	25,000	25,000	0	*
Boosalis Children Revocable Trust	100,000	100,000	0	*
Brian Munderloh	10,000	10,000	0	*
Nicole Neuman	10,000	10,000	0	*
Anthony Hartman	30,000	30,000	0	*
Jacob P. Schaffer	785,000	635,000	150,000	*
Renee M. Brown (1)	28,000	28,000	0	*
Billy D. Brown	8,000	8,000	0	*
James D. Flannery	50,000	50,000	0	*
Stephen H. Fischer (1)	10,000	10,000	0	*
Robert D. Goodell	4,000	4,000	0	*
Barbara A. Halper (1)	25,000	25,000	0	*
Brian L. Larson	20,000	20,000	0	*
John and Ann Laurent	10,000	10,000	0	*
Marcus Thompson	350,000	350,000	0	*
Gerald Gudmonson	50,000	50,000	0	*
Robert Widuch	25,000	25,000	0	*
Insight Capital Consultants Corporation (2)	100,000	50,000	50,000	*
SHARES SUBJECT TO LOCK-UP / LEAK-OUT AGREEMENTS
Duane S. Jenson (3)	98,441	20,000	78,441	*
Travis T. Jenson (4)	442,984	85,000	357,984	1.6%
Thomas J. Howells (5)	442,985	85,000	357,984	1.6%
Leonard W. Burningham, Esq.	200,000	40,000	160,000	*
Alan Reedy	59,524	10,000	49,524	*
John Myung	58,500	10,000	48,500	*

*  Less than 1%

(1)
Affiliated with a broker-dealer, Capital Quest Securities, Inc. They have represented to us that they acquired our stock in the ordinary course of business and without any agreements, directly or indirectly, with any person to distribute the stock.

(2)	Acquired from the Company pursuant to the terms of a consulting agreement.
(3)	Duane Jenson is the Chief Executive Officer of Jenson Services, Inc., which was a controlling shareholder of the Company until the merger on March 20, 2007.
(4)	Travis Jenson is the spouse of Sarah Jenson, who was the Company’s President and a Director until the merger on March 20, 2007.
(5)	Thomas Howells is the spouse of Lisa Howells, who was the Company’s Secretary and a Director until the merger on March 20, 2007

USE OF PROCEEDS

We will not receive proceeds from the sale of common stock under this prospectus. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices. In general, the 250,000 shares covered by the Lock-Up/Leak-Out Agreements may not be offered or sold at a price lower than $1.05 per share.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The Company’s common stock was listed on the OTC Bulletin Board of the National Association of Securities Dealers (“NASD”) on January 19, 2006, under the symbol “KNTX”, but there was no active trading prior to approximately December, 2006. Effective April 3, 2007, the symbol was changed to “NOGS”.

The bid and offer price for the shares of common stock of our Company for the quarterly periods from January 19, 2006 through March 31, 2007 are as follows:

	Closing Bid		Closing Asked
Quarter	High	Low	High	Low
January 18, 2006 - March 31, 2006	NONE	NONE	NONE	NONE
April 3, 2006 - June 30, 2006	NONE	NONE	NONE	NONE
July 3, 2006 - September 20, 2006	.20	.20	NONE	NONE
October 2, 2006 - December 29, 2006	.20	.20	NONE	NONE
December 31, 2006 - March 31, 2007	$5.00	$1.10	NONE	NONE

These prices were obtained from the National Quotation Bureau, Inc. and do not necessarily reflect actual transactions, retail markups, mark downs or commissions. Stock price data before March 20, 2007 is for the prior shell company, Kentex Petroleum, Inc., and therefore may not be relevant to any analysis of the post-merger Company.

Holders

The number of record holders of the Company’s common stock as of April 1, 2007 is approximately 453.

Incentive Stock Option Plan

The Board of Directors approved the Incentive Stock Option Plan on November 3, 2006. The total number of options that can be granted under the plan will not exceed 2,000,000 shares. Both incentive stock options and non-qualified stock options may be granted by the Board under the plan. Stock options may be granted by the Board of Directors with an option price not less than the fair market value of the shares of common stock to which the non-qualified stock option relates on the date of grant. However, with respect to incentive stock options, the price shall not be less than 110% of the fair market value per share on the date of the grant in the case of an individual then owning more than 10% of the total combined voting power of all classes of stock of the corporation.

Each option granted under the stock option plan will be assigned a time period for exercise not to exceed ten years after the date of the grant. Certain other restrictions will apply in connection with this plan affecting when some awards may be exercised.

In the event of a change of control (as defined in the stock option plan), the date on which all options outstanding under the stock option plan may first be exercised will be accelerated.

This plan is intended to encourage directors, officers, employees and consultants to acquire ownership of common stock. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for the Company’s continued success and growth, to aid in retaining individuals who put forth such effort, and to assist in attracting the best available individuals to the Company in the future.

As of December 31, 2006, 1,100,000 options have been issued under this plan. The Company has agreed to grant an additional 400,000 options under its 2006 Incentive Stock Option Plan to the four (4) directors appointed on May 3, 2007 (100,000 each to Messrs. O’Toole, Stewart, King and Grabb) upon their election at the next annual meeting of shareholders.

The following table sets forth information as of December 31, 2006 regarding outstanding options granted under the plan and options reserved for future grant under the plan.

Plan Category	Number of shares to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)

Equity compensation plans approved by stockholders	1,100,000	$1.05	900,000

Equity compensation plans not approved by stockholders	—	$—	—

Total	1,100,000	$1.05	900,000

DIVIDEND POLICY

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

•	our financial condition;
•	earnings;

•	need for funds;
•	capital requirements;
•	prior claims of preferred stock to the extent issued and outstanding; and
•	other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Except as discussed below, a discussion of our past financial results is not pertinent to the business plan of the Company on a going forward basis, due to the change in our business which occurred upon consummation of the merger on March 20, 2007.

Overview and Outlook

We are an oil and gas exploration and production company. Our properties are located in Montana and North Dakota. Our corporate strategy is to build value in the Company through the development and acquisition of natural gas and oil assets that exhibit consistent, predictable, and long-lived production.

We initially secured the rights to mineral leases on approximately 37,000 gross acres, 26,000 net acres.

Our goal is to consolidate numerous oil and natural gas producing properties within this region and enhance their value by, for example, applying new technology for drilling for and/or producing oil and natural gas more efficiently or securing additional capital to facilitate the operations. The steps we need to take to implement our strategy include:

•	Raise the necessary capital required to acquire, explore for and produce oil, conventional natural gas and unconventional natural gas;
•	Assemble a group of talented and experienced employees, partners and consultants to execute the strategic objectives;
•
Create value by executing an ‘asset roll up’ business plan, subsequently optimizing the value of each newly acquired property. Executing this phase of the strategy should in turn provide asset value for the acquisition and enhancement of additional properties, and create synergies among these assets, further improving their value.

•	Identify and utilize industry partners to mitigate risk and leverage resources and acreage through joint ventures, farmout agreements and strategic pooling of acreage.

Results of Operations for the period ended December 31, 2006 and the quarter ended March 31, 2007.

The Company is in the early stage of exploring and developing its properties in Montana and North Dakota and currently has no production or revenues from these properties. Its operations to date have been limited to technical evaluation of the properties and the design of exploration and development plans to exploit the oil and gas resources on those properties, as well as seeking financing opportunities to acquire additional oil and gas properties.

Oil and gas revenues for the period ended December 31, 2006, and the quarter ended March 31, 2007, was $0. We will not have any significant production revenue unless and until we are able to establish commercial production in connection with new drilling activities planned for 2007 or in connection with other acquisition activities.

Our expenses to date have consisted principally of general and administrative costs. We expect these costs to increase moderately as we proceed with our exploration and development plans. In the future we expect to incur increased geologic, geophysical, and engineering costs. Total expenses for the period ended December 31, 2006 were $76,373.93, and for the quarter ended March 31, 2007 were $297,719. We had a net loss of $76,106.85 for the period ended December 31, 2006, and a net loss of $287,586 for the quarter ended March 31, 2007.

Operation Plan

During the next twelve months we plan to seek financing opportunities to commence a growth plan that will include the acquisition of additional oil and gas properties as well as begin a larger scale development project on the existing acreage.

The Company has several other projects that are in various stages of discussions and is continually evaluating oil and gas opportunities in the Continental U.S.

To accelerate the exploration and development program we plan to take on Joint Venture (JV) or Working Interest (WI) partners that will contribute to the capital costs of drilling and completion and then share in revenues derived from production. This economic strategy may allow us to utilize our own financial assets toward the growth of our leased acreage holdings, pursue the acquisition of strategic oil and gas producing properties or companies and generally expand our existing operations.

Because of our limited operating history we have yet to generate any revenues from the sale of oil or natural gas. Our activities have been limited to the negotiation of WI agreements, mineral lease acquisition and preliminary analysis of reserves and production capabilities. Consequently, we have incurred the expenses of start-up.

Our future financial results will depend primarily on: (i) the ability to continue to source and screen potential projects; (ii) the ability to discover commercial quantities of natural gas and oil; (iii) the market price for oil and gas; and (iv) the ability to fully implement our exploration and development program, which is dependent on the availability of capital resources. There can be no assurance that we will be successful in any of these respects, that the prices of oil and gas prevailing at the time of production will be at a level allowing for profitable production, or that we will be able to obtain additional funding to increase our currently limited capital resources.

2007 Drilling Projects

The Company has currently planned at least 5 - 6 wells for calendar year 2007.

Rincon Exploration

On April 20,2007 we announced a farm out agreement with Rincon Exploration whereby we will contribute acreage to a spacing unit to be created for a Red River Formation test well. Rincon and other partners will bear our share of the costs to the casing point of the well. We will retain an undivided interest of 25% in our share of the spacing unit. This well is expected to be drilled in June 2007. 3-D seismic driven Red River exploration has been very successful in the area to date. The location of the well will be T34N-R57E, Section 1: SE/4.

Brigham Exploration (NASD: BEXP) Joint Venture

On April 23, 2007 Brigham Exploration announced a Williston Basin Joint Venture with us under which Brigham will bear a portion of our costs on a series of wells and begin a continuous drilling program in 2008. Under the terms of the agreement Brigham expects to drill 4 wells in 2007. 2 of these wells will be on our acreage position in Mountrail County ND targeting the Bakken Shale. The approximately 12,000 gross acres included in the Joint Venture are spread between 19 sections in close proximity to the high producing EOG Resources (NYSE:EOG) wells in the Parshall field. Based on current data obtained from the North Dakota Industrial Commission, Department of Mineral Resources, EOG has drilled six Bakken wells in the area with three additional wells currently drilling and another 12 wells permitted to be drilled. The average initial production rate of these wells is 1,049 barrels of oil and 278 Mcf of gas. Drilling under the Brigham Joint Venture is expected to commence in the early third quarter with at least 2 wells drilled in 2007 targeting the Bakken in Mountrail County. On 640 spacing, there are 19 gross wells that could be drilled by Brigham and Northern to fully explore and develop the Joint Venture acreage.

In Sheridan County, Brigham has announced that they expect to drill at least 2 wells under the JV with the first commencing in the early third quarter. We will be carried on the first 2 wells with Brigham covering 90% of the cost and the Company earning up to a 37% working interest for our 10% portion of the drilling costs. Beginning in 2008, Brigham will be subject to a 120 day continuous drilling provision whereby it will be required to drill every 120 days in order to retain future drilling opportunity. The first well will likely be a Mission Canyon development well offsetting another operator’s Mission Canyon well that has been a producer of approximately 200,000 barrels of oil to date. The Mission Canyon Target is found at approximately 7,600 feet and it is likely that Brigham will drill this well horizontally with 3,000 feet of lateral displacement. The second 2007 well may also be a Mission Canyon test or possibly a test of a Red River structure, which has established quality Red River production. The Red River Target is encountered at a depth of approximately 11,600 feet and quality Red River producers in the area have made 250,000 to over 1,000,000 barrels of oil. Based on existing production combined with the over 85 mile 3-D seismic database Brigham owns, we believe the Sheridan County acreage provides excellent potential for the discovery and development of significant oil and natural gas reserves. On 160 acre spacing there are 137 possible net wells that could be drilled to fully explore and develop the acreage position.

Liquidity and Capital Resources

Liquidity is a measure of a company’s ability to meet potential cash requirements. We have historically met our capital requirements through the issuance of stock and by borrowings. In the future, we anticipate we will be able to provide the necessary liquidity we need by the revenues generated from the sales of our oil reserves in our existing properties, however, if we do not generate sufficient sales revenues we will continue to finance our operations through equity and/or debt financings.

The following table summarizes total current assets, total current liabilities and working capital at March 31, 2007.

March 31, 2007 (Unaudited)

Current Assets	$986,676

Current Liabilities	$33,339

Working Capital	$953,337

Satisfaction of our cash obligations for the next 12 months.

A critical component of our operating plan impacting our continued existence is the ability to obtain additional capital through additional equity and/or debt financing and JV or WI partnerships. In the event we cannot obtain the necessary capital to pursue our strategic plan, we may have to cease or significantly curtail our acreage acquisitions. This would materially impact our ability to continue operations. However, due to the low overhead of the Company, we are not dependant on new capital if we do not wish to accelerate our drilling programs and/or buy up working interests in potential wells during the next 18 months. We currently are funded to meet our minimum drilling commitments and expected G&A expenses for the next 18 months.

Since inception, we have financed cash flow requirements through debt financing and issuance of common stock for cash and services. As we expand operational activities, we may continue to experience net negative cash flows from operations, pending receipt of sales or development fees, and will be required to obtain additional financing to fund operations through common stock offerings and debt borrowings to the extent necessary to provide working capital.

Over the next twelve months we believe that existing capital and anticipated funds from operations will not be sufficient to sustain planned expansion, primarily acreage acquisition. Consequently, we may seek additional capital in the future to fund growth and expansion through additional equity or debt financing or credit facilities. No assurance can be made that such financing would be available, and if available it may take either the form of debt or equity. In either case, the financing could have a negative impact on our financial condition and our stockholders.

We anticipate incurring operating losses over the next twelve months. Our lack of operating history makes predictions of future operating results difficult. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of operations, particularly companies in the oil and gas exploration industry. Such risks include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks we must, among other things, implement and successfully execute our business and marketing strategy, continue to develop and upgrade technology and products, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Going Concern

The financial statements included in our filings have been prepared in conformity with generally accepted accounting principles that contemplate the continuance of the Company as a going concern. Management may use borrowings and security sales to improve the Company’s cash position; however, no assurance can be given that debt or equity financing, if and when required, will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue existence.

Summary of product research and development that we will perform for the term of our plan.

We do not anticipate performing any significant product research and development under our plan of operation until such time as we can raise adequate working capital to sustain our operations.

Expected purchase or sale of any significant equipment.

We do not anticipate the purchase or sale of any plant or significant equipment; as such items are not required by us at this time or anticipated to be needed in the next twelve months.

Significant changes in the number of employees.

We currently have 2 full time employees (the Officers of the Company). As drilling production activities commence, we may hire additional technical, operational and administrative personnel as appropriate. We do not expect a significant change in the number of full time employees over the next 12 months. We are using and will continue to use the services of independent consultants and contractors to perform various professional services, particularly in the area of land services, reservoir engineering, drilling, water hauling, pipeline construction, well design, well-site monitoring and surveillance, permitting and environmental assessment. We believe that this use of third-party service providers may enhance our ability to contain general and administrative expenses.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

DIRECTORS AND EXECUTIVE OFFICERS

Pursuant to the merger with NOG, the officers and directors of NOG became the officers and directors of the Company effective upon closing of the Merger.

Information as to our current directors and executive officers is as follows:

Name and Age	Positions

Michael L. Reger, 31	Director, Chief Executive Officer and Secretary
Ryan R. Gilbertson, 31	Director and Chief Financial Officer
Loren J. O’Toole, 76	Director
Carter Stewart, 49	Director
Jack King, 55	Director
Robert Grabb, 55	Director

Michael L. Reger, Director, Chief Executive Officer, Secretary

Mr. Reger has been primarily involved in the acquisition of oil & gas mineral rights for his entire professional life and is a director of Reger Oil based in Billings, Montana.  Mr. Reger holds a BA in Finance and an MBA in Finance/Management from the University of St. Thomas in St. Paul, Minnesota. The Reger family has a history of acreage acquisition in the Williston Basin dating to 1952.

Ryan R. Gilbertson, Director and Chief Financial Officer

Mr. Gilbertson is a Principal of Crystal Bay Capital, a boutique investment banking firm focused on small to mid-size companies.  Mr. Gilbertson’s last position prior to founding Crystal Bay Companies was Director of Equity Derivative Trading and Strategy at Piper Jaffray in Minneapolis from March 2004 to August 2006. Prior to Piper Jaffray, Ryan was an Equity Derivative Trader at Telluride Asset Management, a multi-strategy hedge fund based in Wayzata, Minnesota. Ryan holds a BA from Gustavus Adolphus College.

Loren J. O’Toole, Director

Mr. O’Toole founded the law firm of O’Toole and O’Toole, based in Plentywood MT. The firm is a leader in the legal profession specializing in oil and gas throughout the Rocky Mountain Region. Mr. O’Toole has over 50 years of experience in oil and gas.

Carter Stewart, Director

Mr. Stewart is a Registered Petroleum Geologist who has been generating prospects in the Williston Basin for 26 years. Mr. Stewart is the founder of Stewart Geological, Inc. Stewart Geological, Inc. is currently participating in wells in Montana, Wyoming, North Dakota, New York and Alberta, Canada. Mr. Stewart has been directly involved in the drilling of over 500 wells during his career, in several different locations within the U.S. and Canada. He holds a Degree in Geology from the University of Montana, 1981.

Jack King, Director

Mr. King is with Hancock Resources, a prominent independent oil and gas exploration and development corporation based in Billings MT. Mr. King’s 30 years in the industry began in petroleum land management in the Northern Rockies . Throughout his career, Mr. King has managed several independent oil and gas companies. Currently Mr. King sits on the boards of The Montana Petroleum Association, The Montana Community Foundation, and The Montana Board of Oil and Gas Conservation Commission, which is Montana’s oil and gas regulatory Board appointed by the Governor. Mr. King holds a degree in Economics from the University of Montana.

Robert Grabb, Director

Mr. Grabb is a Registered Petroleum geologist. He was most recently an integral member of the Newfield Exploration (NYSE: NFX) Geologic Team that conceptualized and commercialized the resource plays that have driven Newfield’s growth. Mr. Grabb holds B.S. and M.S. Degrees in geology from Montana State University. Mr. Grabb is also a member of the American Association of Petroleum Geologists and the Society of Petroleum Engineers.

Election of Directors and Officers

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified. Officers may be removed by the Board of Directors at any time, with or without cause.

Audit Committee and Financial Expert

We do not have an Audit Committee; our directors perform some of the same functions of an Audit Committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditor’s independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls. The Company does not currently have a written audit committee charter or similar document.

We have no financial expert. We believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our start-up operations and financial experience of our officers, we believe the services of a financial expert are not warranted.

Code of Business Conduct and Ethics

We have not adopted a corporate code of ethics.

Our decision to not adopt such a code of ethics results from our having only two officers operating as the management for the Company. We believe that as a result of the limited interaction which occurs, having such a small management structure for the Company eliminates the current need for such a code, in that violations of such a code would be reported to the party generating the violation.

Nominating Committee

We do not have a Nominating Committee or Nominating Committee Charter. Our Board of Directors performs some of the functions associated with a Nominating Committee. We have elected not to have a Nominating Committee in that until recently we had only three directors and have never received a stockholder nomination for additional directors.

Director Independence

We believe that four member of our Board of Directors, Messrs. O’Toole, Stewart, King and Grabb, would be “independent directors” under the NASDAQ Stock Market’s definition set forth in Marketplace Rule 4200(a)(15), if such rule was applicable to us.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on April 1, 2007, held by those persons known to beneficially own more than 5% of our capital stock and by our directors and executive officers. The percentage of beneficial ownership for the following table is based on 22,664,123 shares of common stock outstanding as of April 1, 2007.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after April 1, 2007 through the exercise of any option or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options into shares of our common stock.

Security Ownership of Certain Beneficial Owners
Name of Beneficial Owner (1)	Number of Shares		Percent of Outstanding Shares of Common Stock (2)
Joseph A. Geraci, II 80 South 8 th Street, Suite 900 Minneapolis, MN 55402	4,160,000	(3)	18.2%
Douglas M. Polinsky 130 Lake Street West, Suite 300 Wayzata, MN 55391	4,432,500	(4)	19.6%

Beneficial Owners as a Group	7,687,500	(5)	33.9%

Security Ownership of Management
Michael L. Reger, Director, Chief Executive Officer and Secretary	4,320,000	(6)	19.1%
Ryan R. Gilbertson, Director and Chief Financial Officer	2,107,500	(7)	9.3%
Loren J. O’Toole, Director	-		*
Carter Stewart, Director	-		*
Jack King, Director	-		*
Robert Grabb, Director	-		*
Directors and Officers as a Group	6,427,500		28.4%

1.
As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). The address of each member of management is care of the Company.

2.	Figures are rounded to the nearest tenth of a percent.

3.
Includes 275,000 shares held directly and 3,885,000 shares held by entities controlled by Mr. Geraci, and of which he may be deemed the beneficial owner. This includes 905,000 shares held by Lantern Advisors, LLC, which is jointly controlled with Mr. Douglas Polinsky, which are also included in his beneficial shareholdings listed above.

4.
Includes 2,000,000 shares held directly and 2,382,500 shares held by entities owned and/or controlled by Mr. Polinsky which may be deemed to be beneficially owned by him. This includes 905,000 shares held by Lantern Advisers, LLC, which is jointly controlled with Mr. Joseph Geraci, II and which are also included in his beneficial shareholdings listed above. Further, on December 15, 2006, the Company granted 100,000 stock options to Mr. Polinsky in consideration of his services as Director of the Company. 50,000 options vest on June 15, 2007, and the balance vest on December 15, 2007. The 100,000 options are exercisable at $1.05 per share for a period of ten (10) years expiring on December 15, 2016. The 50,000 of these option shares which vest June 15, 2007 are included in these totals, but the 50,000 which vest on December 15, 2007 are not, as those options are not immediately exercisable. Mr. Polinsky was a director of the Company until May 3, 2007.

5.	The 905,000 shares held by Lantern Advisors, LLC are included in Mr. Geraci’s and Mr. Polinsky’s totals above, but they have only been included once in this total, to avoid double-counting.

6.
Includes 4,069,000 shares held directly and 1,000 shares held by Mr. Reger’s spouse, which may be deemed to be beneficially owned by him. Further, on December 15, 2006, the Company granted 500,000 stock options to Mr. Reger in consideration of his services as Chief Executive Officer of the Company. 250,000 options vest on June 15, 2007, and the balance vest on December 15, 2007. The 500,000 options are exercisable at $1.05 per share for a period of ten (10) years expiring on December 15, 2016. The 250,000 of these option shares which vest on June 15, 2007 are included in these totals, but the 250,000 which vest on December 15, 2007 are not, as those options are not immediately exercisable.

7.
Includes 407,500 shares held directly and 1,450,000 shares held by entities owned and/or controlled by Mr. Gilbertson, which may be deemed to be beneficially owned by him. Further, on December 15, 2006, the Company granted 500,000 stock options to Mr. Gilbertson in consideration of his services as Chief Financial Officer of the Company. 250,000 options vest on June 15, 2007, and the balance vest on December 15, 2007. The 500,000 options are exercisable at $1.05 per share for a period of ten (10) years expiring on December 15, 2016. The 250,000 of these option shares which vest on June 15, 2007 are included in these totals, but the 250,000 which vest on December 15, 2007 are not, as those options are not immediately exercisable.

EXECUTIVE COMPENSATION

The following table sets forth the compensation of the Company’s former executive officer, Sarah E. Jenson, and the Company’s current officers as of December 31, 2006. The current officers received no cash compensation in 2006.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
Sarah E. Jenson, Former President (1)	2006	-0-	-0-	-0-	-0-		-0-	-0-	-0-	-0-
Michael Reger, Chief Executive Officer	2006	-0-	-0-	-0-	$400,000	(2) (4)	-0-	-0-	-0-	$400,000
Ryan Gilbertson, Chief Financial Officer	2006	-0-	-0-	-0-	$400,000	(3) (4)	-0-	-0-	-0-	$400,000

(1)	Effective as of the closing of the merger with NOG, Sarah E. Jenson was replaced as officer and director by the officers and directors of NOG.
(2)
On December 15, 2006, the Company granted 500,000 stock options to Mr. Reger in consideration of his services as Chief Executive Officer of the Company. 250,000 options vest on June 15, 2007, and the balance vest on December 15, 2007. The 500,000 options are exercisable at $1.05 per share for a period of ten (10) years expiring on December 15, 2016.

(3)
On December 15, 2006, the Company granted 500,000 stock options to Mr. Gilbertson in consideration of his services as Chief Financial Officer of the Company. 250,000 options vest on June 15, 2007, and the balance vest on December 15, 2007. The 500,000 options are exercisable at $1.05 per share for a period of ten (10) years expiring on December 15, 2016.

(4)	See Note 6 to the Company’s December 31, 2006 Financial Statements (attached) for a description of the valuation method and assumptions used in determining the value of the options..

The following table sets forth the outstanding equity awards to the Company’s executive officers as of the year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael Reger	0	500,000	0	$1.05	12/15/16	0	0	0	0
Ryan Gilbertson	0	500,000	0	$1.05	12/15/16	0	0	0	0

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. Until a formal committee is established our entire Board of Directors will review all forms of compensation provided to our executive officers, directors, consultants and employees, including stock compensation.

Termination of Employment

There are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person named above which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person’s employment with the Company, or any change in control of the Company, or a change in the person’s responsibilities following a change in control of the Company.
Compensation of Directors

All directors will be reimbursed for expenses incurred in attending Board or, when established, committee meetings. From time to time, certain directors who are not employees may receive shares of our common stock, or options to purchase such shares.

The following table sets forth director compensation for directors who are not also executive officers, for the year ended December 31, 2006.

Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)
Douglas Polinsky	0	0	$80,000	(1)(2)	0	0	0	$80,000

(1)
On December 15, 2006, the Company granted 100,000 stock options to Mr. Polinsky in consideration of his services as director of the Company. 50,000 options vest on June 15, 2007, and the balance vest on December 15, 2007. The 100,000 options are exercisable at $1.05 per share for a period of ten (10) years expiring on December 15, 2016. Mr. Polinsky was a director of the Company until May 3, 2007.

(2)	See Note 6 to the Company’s December 31, 2006 Financial Statements (attached) for a description of the valuation method and assumptions used in determining the value of the options.

The Company has agreed to issue 100,000 stock options under its 2006 Incentive Stock Option Plan to each new director appointed on May 3, 2007 (Messrs. O’Toole, Stewart, King and Grabb), upon their election at the next annual meeting of shareholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 13 and October 21, 2006, NOG borrowed a total of $123,750 from its three directors, Michael Reger, Ryan Gilbertson and Douglas Polinsky pursuant to promissory notes. These promissory notes did not bear interest. On February 1, 2007, the Company repaid the outstanding principal on these Notes.

The Company acquired approximately 3,000 net acres of leases on the Mountrail County, North Dakota acreage, from Southfork Exploration, LLC, for $90 per acre, plus 90 shares of common stock of the Company per acre. The initial closing of this transaction occurred on February 12, 2007. The Company also has the option to acquire approximately an additional 2,000 net acres pursuant to its agreement with Southfork Exploration, LLC. Southfork Exploration, LLC is owned and controlled by Mr. J. R. Reger, the brother of Michael Reger, the Company’s Chief Executive Officer. The Company believes this transaction was concluded on terms and conditions which were no less favorable than those which would have been obtained from an unrelated third party.

The Company acquired the Sheridan County, Montana, leasehold interest from Montana Oil Properties, Inc., for a total payment of $825,000 plus 400,000 shares of common stock of the Company. The closing of this transaction was also concluded on February 12, 2007. Montana Oil Properties, Inc. is owned and controlled by Mr. Tom Ryan and Mr. Steve Reger, uncles of Michael Reger, Chief Executive Officer of the Company. The Company believes that the terms and conditions of this transaction were no less favorable than those which would have been obtained from an unrelated third party.

The Company entered into a letter agreement with Gallatin Resources, LLC, to acquire certain oil and gas leases on approximately 10,000 net mineral acres in the Appalachia Basin. The acreage is located in the “Finger Lakes” region in Yates County, New York. The letter agreement gives the Company the option to acquire the subject leases until August 17, 2007, in exchange for consideration of $1.5 million and 275,000 shares of common stock. Mr. Carter Stewart, one of the Company’s directors, owns a 25% interest in Gallatin Resources, LLC. Acquisition of the leases is subject to the Company’s obligation to obtain a “fairness opinion” from a third party indicating that the transaction is fair to the Company.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. In general, the 250,000 shares covered by the Lock-Up/Leak-Out Agreements may not be offered or sold at a price lower than $1.05 per share. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon a selling stockholder’s notification of the Company that any material arrangement has been entered into with a broker-dealer for the sale of such stockholder’s common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. As disclosed in the Selling Stockholder table, five of the selling stockholders are affiliated with a broker-dealer.

The Company has advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Securities and Exchange Commission. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

The Company is paying all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock. The Company has agreed to indemnify certain selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and is complied with.

We will make copies of this prospectus available to the selling shareholders, and we have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

We may suspend the use of this prospectus, in the event that there is a material, or potentially material, development involving the Company, or there is an occurrence of an event that renders the information in this prospectus misleading, incomplete or untrue.

DESCRIPTION OF SECURITIES

Common Stock

Our articles of incorporation authorize the issuance of 100,000,000 shares of common stock, $0.001 par value per share, of which 22,664,123 shares were outstanding as of April 1, 2007. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Description of Options

 The Board of Directors approved the Incentive Stock Option Plan on November 3, 2006. The total number of options that can be granted under the plan will not exceed 2,000,000 shares. As of April 1, 2007, 1,100,000 options have been issued under this plan at a price of $1.05, and the Company has agreed to issue an additional 400,000 options (100,000 each) to the four directors appointed on May 3, 2007.

Transfer Agent

The transfer agent for our common stock is Atlas Stock Transfer Company, 8899 South State, Salt Lake City, Utah 84107.

Indemnification; Limitation of Liability

Under Nevada law, none of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director. The foregoing provisions do not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of the directors, officers, and employees of the Company in most cases for any liability suffered by them arising out of their activities as directors, officers, and employees of the Company, if they were not engaged in willful misfeasance or malfeasance in the performance of their duties; provided that, in the event of a settlement, the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Company. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law.

Our bylaws also provide that the Company may purchase and maintain insurance for the benefit of a person who is or was serving as a director, office, employee or agent of the Company against a liability incurred by him or her as a director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of Nevada State Law

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

1.	20 to 33 1/3%,
2.	33 1/3 to 50%, or
3.	more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “issuing corporations” as defined by the act. An issuing corporation is a Nevada corporation, which;

1.	has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and
2.	does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of the Company. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having;

1.	an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;
2.	an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or
3.	representing 10 percent or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of;

1.
the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

2.	the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or
3.	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon by Best & Flanagan LLP, Minneapolis, Minnesota.

EXPERTS

Mantyla McReynolds, LLC, an independent registered public accounting firm, has audited our financial statements for the years ended December 31, 2006 and 2005, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly we file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

NORTHERN OIL AND GAS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Consolidated Financial Statements (Unaudited) for the three month period ended March 31, 2007:
Consolidated Balance Sheet s	F2
Consolidated Statements of Operations	F3
Consolidated Statements of Cash Flows	F4
Consolidated Statement of Shareholders’ Equity (Deficit)	F5
Notes to Consolidated Financial Statements	F6

Consolidated Financial Statements (Audited) for the fiscal year ended December 31, 2006:
Report of Independent Registered Public Accounting Firm	F10
Balance Sheet as of December 31, 2006	F11
Statement of Operations from Inception (October 5, 2006) through December 31, 2006	F12
Statement of Cash Flows for the period from Inception (October 5, 2006) through December 31, 2006	F13
Statement of Stockholders’ Deficit for the period from Inception (October 5, 2006) through December 31, 2006	F14
Notes to Financial Statements	F15

NORTHERN OIL AND GAS, INC.
(AN EXPLORATION STAGE COMPANY)
CONDENSED BALANCE SHEETS
MARCH 31, 2007 AND DECEMBER 31, 2006
ASSETS

	March 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
CURRENT ASSETS
Cash and Cash Equivalents	$924,148	$61,935
Restricted Cash	-	788,000
Prepaid Expenses	62,528	1,000
Total Current Assets	986,676	850,935

PROPERTY AND EQUIPMENT
Oil and Natural Gas Properties - Unproved, Using Full Cost Accounting:
Leasehold Interest - Montana	1,245,000	-
Leasehold Interest - North Dakota	556,493	-
Total Oil and Natural Gas Properties - Unproved	1,801,493	-
Office Equipment and Furniture, Net	8,412	-
Total Property and Equipment, Net	1,809,905	-

OTHER ASSETS
Deposit - MSP Leasehold	-	165,000
Deposit - Southfork Leasehold	-	65,000
Deposit - KNTX Shell	-	25,000
Total Other Assets	-	255,000

Total Assets	$2,796,581	$1,105,935

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts Payable	$33,339	$-
Investor Subscriptions Net of Issuance Costs		778,067
Convertible Notes Payable		365,000
Total Current Liabilities	33,339	1,143,067

LONG-TERM LIABILITIES	-	-

Total Liabilities	33,339	1,143,067

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred Stock, Par Value $.0001; 100,000 Authorized, 0 Outstanding	-	-
Common Stock, Par Value $.001; 100,000,000 Authorized, 22,664,123
Outstanding (2006 - Par Value $.0001; 18,000,000 Shares Outstanding)	22,664	1,800
Additional Paid-in Capital	3,104,271	38,575
Subscriptions Receivable	-	(1,400)
Deficit Accumulated during Exploration Stage	(363,693)	(76,107)
Total Stockholders' Equity (Deficit)	2,763,242	(37,132)

Total Liabilities and Stockholders' Equity (Deficit)	$2,796,581	$1,105,935

 The accompanying notes are an integral part of these condensed financial statements.

NORTHERN OIL AND GAS, INC.
(AN EXPLORATION STAGE COMPANY)
CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND
FOR THE PERIOD FROM INCEPTION (OCTOBER 5, 2006) THROUGH MARCH 31, 2007
(UNAUDITED)

		From
		Inception on
		October 5,
	Three Months	2006
	Ended	Through
	March 31,	March 31,
	2007	2007

REVENUES	$-	$-

EXPENSES
Share - Based Compensation Expense	216,986	255,561
General and Administrative Expense	80,733	118,532
Total Expenses	297,719	374,093

LOSS FROM OPERATIONS	(297,719)	(374,093)

OTHER INCOME	10,133	10,400

LOSS BEFORE INCOME TAXES	(287,586)	(363,693)

INCOME TAX PROVISION (BENEFIT)	-	-

NET LOSS	$(287,586)	$(363,693)

Net Loss Per Common Share - Basic and Diluted	$(0.01)	$(0.02)

Weighted Average Shares Outstanding - Basic and Diluted	20,196,836	19,110,760

The accompanying notes are an integral part of these condensed financial statements.

NORTHERN OIL AND GAS, INC.
(AN EXPLORATION STAGE COMPANY)
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND
FOR THE PERIOD FROM INCEPTION (OCTOBER 5, 2006) THROUGH MARCH 31, 2007
(UNAUDITED)

		From
		Inception on
		October 5,
	Three Months	2006
	Ended	Through
	March 31,	March 31,
	2007	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(287,586)	$(363,693)
Adjustments to Reconcile Net Loss to Net Cash Used for Operating Activities:
Depreciation	260	260
Share - Based Compensation Expense	216,986	255,561
Increase in Prepaid Expenses	(61,528)	(62,528)
Increase in Accounts Payable	33,339	33,339
Net Cash Used For Operating Activities	(98,529)	(137,061)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of Office Equipment and Furniture	(8,672)	(8,672)
Acquisition of Leasehold Interests in Oil and Gas Properties	(841,481)	(1,096,481)
Net Cash Used For Investing Activities	(850,153)	(1,105,153)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of Convertible Notes Payable (Related Party)	(165,000)	-
Proceeds from the Issuance of Common Stock - Net of Issuance Costs	1,187,895	2,166,362
Net Cash Provided by Financing Activities	1,022,895	2,166,362

NET INCREASE IN CASH AND CASH EQUIVALENTS	74,213	924,148

CASH AND CASH EQUIVALENTS - BEGINNING	849,935	-

CASH AND CASH EQUIVALENTS - ENDING	$924,148	$924,148

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$-	$-
Cash paid during the period for income taxes	$-	$-

Non-Cash Financing and Investing Activities:
Purchase of Oil and Gas Properties through issuance of common stock	$705,012	$705,012

The accompanying notes are an integral part of these condensed financial statements.

NORTHERN OIL AND GAS, INC.
(AN EXPLORATION STAGE COMPANY)
CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 5, 2006) THROUGH MARCH 31, 2007
(UNAUDITED)

					Accumulated
					Deficit	Total
			Additional	Stock	During	Stockholders'
	Common Stock		Paid-in	Subscriptions	Exploration	Equity
	Shares	Amount	Capital	Receivable	Stage	(Deficit)

Balance at Inception (October 5, 2006)	-	$-	$-	$-	$-	$-

Common Stock Issued	18,000,000	1,800	-	(1,400)	-	400

Compensation Related Stock Option Grants	-	-	38,575	-	-	38,575

Net Income (Loss)	-	-	-	-	(76,107)	(76,107)

Balance - December 31, 2006	18,000,000	1,800	38,575	(1,400)	(76,107)	(37,132)

Payment on Stock Subscriptions Receivable	-	-	-	1,400	-	1,400

Sale of 2,501,573 Common Shares for $1.05 Per Share	2,501,573	250	2,626,402	-	-	2,626,652

Private Placement Costs	-	-	(9,933)	-	-	(9,933)

Issued 400,000 Common Shares to Montana Oil and Gas, Inc. for Leasehold Interest	400,000	40	419,960	-	-	420,000

Issued 271,440 Shares to Southfork Exploration, LLC for Leasehold Interest	271,440	27	284,985	-	-	285,012

Balance Immediately Prior to Reverse Acquisition of Kentex	21,173,013	2,117	3,359,989	-	(76,107)	3,285,999

Reverse Acquisition of Kentex:

Recapitalization of NOG with Kentex Common Stock Issued in the Acquisition (Par Value Changed to $.001 Per Share)	-	19,056	(19,056)	-	-	-

Acquisition of Kentex	1,491,110	1,491	(1,491)	-	-	-

Legal Fees	-	-	(25,000)	-	-	(25,000)

Introduction Fee	-	-	(12,500)	-	-	(12,500)

Payment to Kentex Stockholders	-	-	(377,500)	-	-	(377,500)

Liabilities Assumed	-	-	(1,095)	-	-	(1,095)

Other Professional Fees	-	-	(36,062)	-	-	(36,062)

Totals of Reverse Acquisition	1,491,110	20,547	(472,704)	-	-	(452,157)

Balance Immediately After Reverse Acquisition of Kentex	22,664,123	22,664	2,887,285	-	(76,107)	2,833,842

Compensation Related Stock Option Grants	-	-	216,986	-	-	216,986

Net Income (Loss)	-	-	-	-	(287,586)	(287,586)

Balance - March 31, 2007	22,664,123	$22,664	$3,104,271	$-	$(363,693)	$2,763,242

NORTHERN OIL AND GAS, INC.
(an exploration stage company)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2007

NOTE 1 ORGANIZATION AND NATURE OF BUSINESS

Effective March 20, 2007, immediately following the merger described below, Kentex Petroleum, Inc. (“Kentex”) completed a so-called short-form merger with its wholly owned subsidiary Northern Oil and Gas, Inc. in which Northern Oil and Gas, Inc. merged into Kentex, and Kentex was the surviving entity. As part of this short-form merger, Kentex changed its name to Northern Oil and Gas, Inc. (“the Company”).

Management has determined that the Company should focus on projects in the oil and gas industry primarily based in the Rocky Mountain Region of the U.S., specifically the Williston Basin. This is based upon a belief that this industry is an economically viable and fast growing sector in which to conduct business operations. The Company has targeted specific prospects and intends to engage in the drilling for oil and gas. The Company is currently an exploration stage company.

The Company has two employees at this time, CEO Michael Reger and CFO Ryan Gilbertson. Michael Reger has a great deal of experience in the oil and gas industry. The Company will seek to retain independent contractors to assist in operating and managing the prospects as well as to carry out the principal and necessary functions incidental to the oil and gas business. With the intended acquisition of oil and natural gas, the Company intends to establish itself with an industry partner or partners. Once the Company can establish a revenue base with cash flow, it will seek opportunities more aggressive in nature.

On March 20, 2007, Kentex Petroleum, Inc. (“Kentex”) acquired Northern Oil and Gas, Inc. (“NOG”) through the merger of a wholly owned subsidiary with and into NOG. As a result of the merger, NOG became a wholly-owned subsidiary of Kentex. The merger has been accounted for as a reverse acquisition using the purchase method of accounting. Although the merger was structured such that NOG became a wholly-owned subsidiary of Kentex, NOG has been treated as the acquiring company for accounting purposes under Statement of Financial Accounting Standards No. 141, Business Combinations: due to the following factors: (1) NOG’s stockholders received the larger share of the voting rights in the merger; (2) NOG received the majority of the members of the board of directors; and (3) NOG’s senior management prior to the merger dominated the senior management of the combined company.

Prior to the Merger, Kentex was a “shell company,” meaning that it had no material assets or operations other than to acquire another business or company; and NOG was and is a recently formed exploration stage company that had just commenced operations. Privately-held companies desiring to “go public” in a manner other than an Initial Public Offering (“IPO”) often seek a reorganization or merger with a thinly capitalized publicly-held company. This process avoids the high cost of the registration of securities for public sale, including attendant legal and accounting expenses, and the usually lengthy process involved in the registration of securities.

As an independent oil and gas producer, the Company’s revenue, profitability and future rate of growth are substantially dependent on prevailing prices of natural gas and oil. Historically, the energy markets have been very volatile and it is likely that oil and gas prices will continue to be subject to wide fluctuations in the future. A substantial or extended decline in natural gas and oil prices could have a material adverse effect on the Company’s financial position, results of operations, cash flows and access to capital, and on the quantities of natural gas and oil reserves that can be economically produced.

NOTE 2 BASIS OF PRESENTATION

The financial information included herein is unaudited, except the balance sheet as of December 31, 2006, which has been derived from our audited financial statements as of December 31, 2006. However, such information includes all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for an entire year.

Certain information, accounting policies and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted in this Form 10-QSB pursuant to certain rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with the audited financial statements and notes for the year ended December 31, 2006.

As a result of the reverse acquisition discussed in Note 1, the historical financial statements presented for periods prior to the acquisition date are the financial statements of NOG. The operations of Kentex have been included in the financial statements from the date of acquisition. The common stock per share information in the condensed financial statements for the three months ended March 31, 2007 and for the period from inception (October 5, 2006) through March 31, 2007 and related notes have been retroactively adjusted to give effect to the reverse merger on March 20, 2007.

NOTE 3 SIGNIFICANT ACCOUNTING PRACTICES

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

As of March 31, 2007 the company has no production or reserves, therefore we have minimal accounting practices at this time. In the future, as operations occur, we will publish our accounting practices as such. To this point we have essentially been a “checkbook” company with no operations and no material revenues.

Oil and Natural Gas Properties

The Company follows the full cost method of accounting for oil and gas operations whereby all costs related to the exploration and development of oil and gas properties are initially capitalized into a single cost center ("full cost pool"). Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling directly related to acquisition, and exploration activities. Currently, we own 21,354 +/- acres of total net leasehold, both in Sheridan County, MT, and control 3,016 +/- net acres in Mountrail County, ND (See Note 4). Capitalized amounts for these properties as of March 31, 2007 consist entirely of acquisition costs. Of these leaseholds, all acres are undeveloped and unproved. We plan to develop a portion of this acreage as we identify the best operating partners to do so.

Proceeds from property sales will generally be credited to the full cost pool, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full costs pool.

Costs capitalized will be depleted and amortized on the unit-of-production method based on the estimated gross proved reserves as determined by independent petroleum engineers. The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned. When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion calculations.

Net Income (Loss) Per Common Share

Net Income (loss) per common share is based on the Net Income (loss) less preferred dividends divided by weighted average number of common shares outstanding.

Diluted earnings per share is computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period using the treasury stock method.  As the Company has a loss for the period ended March 31, 2007 the potentially dilutive shares are anti-dilutive and are thus not added into the earnings per share calculation.

As of the period ended March 31, 2007 there were no potentially dilutive shares.

NOTE 4 ACQUISITION OF OIL AND GAS PROPERTIES

NOG acquired from Montana Oil Properties, Inc. (MOP) certain oil leases in Sheridan County Montana for a total purchase price of $825,000 and 400,000 shares of NOG restricted common stock for 21,354 +/- net acres. MOP retained an overriding Royalty Interest equal to 7.5%. The principals of MOP are Mr. Steven Reger and Mr. Tom Ryan, both are uncles of our CEO, Michael Reger.

On February 12, 2007, South Fork Exploration, LLC (SFE), a Montana Limited Liability Company assigned an 80% net revenue interest in leases for 3,016 +/- net acres in Mountrail County, North Dakota to Northern Oil and Gas, Inc. NOG paid $271,481 in cash and issued 271,440 shares of restricted common stock. Additionally NOG has the right to purchase up to a total of 5,000 acres for the same consideration per acre up to August, 1, 2007. At this point The Company anticipates closing on or near the full acreage amount. SFE’s president is J. R. Reger, brother of NOG CEO Michael Reger. J. R. Reger is also a shareholder in NOG.

NOTE 5 PREFERRED AND COMMON STOCK

There are currently no shares of Preferred stock outstanding. There have been 100,000 shares authorized, and there are no rights and privileges currently defined for preferred stock.

On October 5 th , 2006 the Company issued for cash and subscriptions receivable, 18,000,000 shares of par value common stock.

At December 31, 2006, a total of 18,000,000 common shares were issued and outstanding.

In October 2006, the Company began a private placement offering of a maximum of 4,000,000 shares for sale for $1.05 (the “Offering”). A minimum of 2,000,000 shares was needed to close on the Offering. As of December 31, 2006, the Company had sold 750,476 shares for total consideration of $788,000. These funds were kept in a separate escrow account and were released upon the attainment of the minimum in the offering of 2,000,000 shares. Therefore these funds are recorded as a liability on the Balance Sheet as of 12-31-06 but have subsequently moved to stockholders’ equity. The Offering was a private placement made under Rule 506 promulgated under the Securities Act of 1933, as amended. The securities offered and sold (or deemed to be offered and sold, in the case of underlying shares of common stock) in the Offering have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The disclosure about the private placement contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable law and related reporting requirements, and as permitted under Rule 135c under the Securities Act.

On February 1, 2007, the Offering closed with $2,626,650.60 being raised and 2,501,573 common shares being issued.

NOTE 6 RELATED PARTY TRANSACTIONS

NOG has purchased a leasehold interest from South Fork Exploration LLC (SFE). SFE’s president is J.R. Reger, the brother of Michael Reger, CEO of NOG. J.R. Reger is also a shareholder in NOG. See Note 4.

NOG purchased a leasehold interest from Montana Oil Properties, Inc. (MOP). MOP is controlled by Mr. Tom Ryan and Mr. Steven Reger, both are uncles of the Company’s CEO, Michael Reger. See Note 4.

NOTE 7 STOCK OPTIONS/STOCK BASED COMPENSATION

The Company’s board of directors approved a stock option plan in October 2006 (“2006 Stock Option Plan”) to provide incentives to employees, directors, officers and consultants and under which 2,000,000 shares of common stock have been reserved for issuance. The options can be either incentive stock options or non-statutory stock options and are valued at the fair market value of the stock on the date of grant. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases, may not be less than 110% of such fair market value. The exercise price of non-statutory options may not be less than 100% of the fair market value of the stock on the date of grant. As of March 31, 2007, 1,100,000 options were granted at a price of $1.05 per share. 500,000 options were granted to each Michael Reger and Ryan Gilbertson, and 100,000 options were granted to Douglas Polinsky. As stated above, these options have an exercise price of $1.05 per share. These options will vest at a rate of 50% on June 15, 2007 and 50% on December 15, 2007.

The Company accounts for stock-based compensation under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share Based Payment. This statement requires us to record an expense associated with the fair value of stock-based compensation. We currently use the Black-Scholes option valuation model to calculate stock based compensation at the date of grant. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimate. We have used a basket of comparable companies to determine the volatility input. We believe this fairly represents the volatility we may trade on were we a public company at the time of issuance. The total fair value of the options will be recognized as compensation over the 1 year vesting period. For expense purposes these options have been valued using the Black-Scholes formula with the following inputs; Interest Rate of 4.75%, Volatility 64%, Time 10 Years, Stock Price $1.05. The volatility number was selected by creating a basket of 4 companies we believe accurately represent our market position upon becoming publicly traded. The Company received no cash consideration for these option grants, their vesting is contingent upon the Grantee’s continued employment with the company.

Currently Outstanding Options
•	1,100,000 with an Exercise price of $1.05 and a term of 10 years
•	No options were exercised or forfeited during the period from inception to 3-31-07
•	No options are exercisable as of 3-31-07
•	The company recorded compensation expense related to these options of $38,575 for the period from inception through December 31, 2006 and $216,986 for the three months ended March 31, 2007.
•	The remaining cost of the options will be recognized in 2007 as a compensation expense of $624,439

NOTE 8 GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a history of net losses that are likely to continue in the future. As of March 31, 207, the Company had positive working capital of $953,337.

Management believes that the cash position is sufficient to sustain current operations through 2007. They plan to mitigate capital expenditures through the use of farm-out agreements utilizing various partners’ drilling capital to explore and develop the properties in exchange for working interest. It should also be noted that the Company pays no salaries at this time. However should the Company decide to enter into agreements to explore and develop properties with its own capital, it would need to raise additional funds. There can be no assurances such funds would be available and in the event they were not the Company may be unable to continue to operate. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Northern Oil and Gas, Inc.

We have audited the accompanying balance sheet of Northern Oil and Gas, Inc. [an exploration stage company] as of December 31, 2006, and the related statements of operations, stockholders' deficit, and cash flows for the period from inception [October 5, 2006] through December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Oil and Gas, Inc., as of December 31, 2006, and the results of their operations and their cash flows for the period from inception [October 5, 2006] through December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Mantyla McReynolds LLC
Salt Lake City, Utah
March 14, 2007

NORTHERN OIL AND GAS, INC.
(an Exploration Stage Company)
BALANCE SHEET
December 31, 2006

ASSETS

CURRENT ASSETS
Cash	$61,935
Restricted Cash	788,000
Prepaid Rent	1,000
Total Current Assets	850,935

OTHER ASSETS
Deposit - MOP Oil Lease	165,000
Deposit - South Fork Oil Lease	65,000
Deposit - KNTX Shell	25,000
Total Other Assets	255,000

Total Assets	$1,105,935

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Investor Subscriptions Net of Issuance Costs	$778,067
Convertible Notes Payable (Related Party)	365,000
Total Current Liabilities	1,143,067

LONG-TERM LIABILITIES	—

Total Liabilities	1,143,067

STOCKHOLDERS' DEFICIT
Preferred Stock, Par Value $.0001; 100,000 Authorized, 0 Outstanding	—
Common Stock, Par Value $.0001; 100,000,000 Authorized, 18,000,000 Outstanding	1,800
Additional Paid-in Capital	38,575
Stock Subscriptions Receivable	(1,400)
Deficit Accumulated during Exploration Stage	(76,107)
Total Stockholders' Deficit	(37,132)

Total Liabilities and Stockholders' Deficit	$1,105,935

See accompanying Notes to Financial Statements

NORTHERN OIL AND GAS, INC.
(an Exploration Stage Company)
STATEMENT OF OPERATIONS
For the Period from Inception (October 5, 2006) Through December 31, 2006

REVENUES	$—

EXPENSES

Share - Based Compensation Expense	38,575
General and Administrative Expense	37,799
Total Expenses	76,374

LOSS FROM OPERATIONS	(76,374)

OTHER INCOME	267

LOSS BEFORE INCOME TAXES	(76,107)

INCOME TAX PROVISION (BENEFIT)	—

NET LOSS	$(76,107)

Net Loss Per Common Share - Basic and Diluted	$(0.004)

Weighted Average Shares Outstanding Basic and Diluted	18,000,000

See accompanying Notes to Financial Statements

NORTHERN OIL AND GAS, INC.
(an Exploration Stage Company)
STATEMENT OF CASH FLOWS
For the Period from Inception (October 5, 2006) Through December 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(76,107)
Adjustments to Reconcile Net Loss to Net Cash Used for Operating Activities:
Increase in Prepaid Rent	(1,000)
Share - Based Compensation Expense	38,575
Net Cash Used For Operating Activities	(38,532)

CASH FLOWS FROM INVESTING ACTIVITIES
Deposits	(255,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Investor Subscriptions - Net of Issuance Costs	778,067
Proceeds from Convertible Notes Payable (Related Party)	365,000
Proceeds From Issuance of Common Stock	400
Net Cash Provided by Financing Activities	1,143,467

NET INCREASE IN CASH	849,935

CASH - BEGINNING	—

CASH - ENDING	$849,935

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$—
Cash paid during the year for income taxes	$—

See accompanying Notes to Financial Statements

NORTHERN OIL AND GAS, INC.
(an Exploration Stage Company)
STATEMENT OF STOCKHOLDERS’ DEFICIT
For the Period from Inception (October 5, 2006) Through December 31, 2006

					Accumulated
					Deficit
	Common	Common	Additional	Stock	During	Total
	Stock	Stock	Paid-in	Subscriptions	Exploration	Stockholders'
	Shares	Amount	Capital	Receivable	Stage	Deficit

Balance at Inception (October 5, 2006)	—	$—	$—	$—	$—	$—

Common Stock Issued	18,000,000	1,800	—	(1,400)	—	400

Compensation Related
Stock Option Grants	—	—	38,575	—	—	38,575

Net Income (Loss)	—	—	—	—	(76,107)	$(76,107)

Balance - December 31, 2006	18,000,000	$1,800	$38,575	$(1,400)	$(76,107)	$(37,132)

See accompanying Notes to Financial Statements

NORTHERN OIL AND GAS, INC.
(an Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2006

NOTE 1 - CURRENT BUSINESS OF THE COMPANY

Northern Oil and Gas Inc. was incorporated under the laws of the State of Nevada on October 5, 2006.

Management has determined that the Company should focus on projects in the oil and gas industry primarily based in the Rocky Mountain Region of the U.S., specifically the Williston Basin. This is based upon a belief that this industry is an economically viable and fast growing sector in which to conduct business operations. The Company has targeted specific prospects and intends to engage in the drilling for oil and gas. The company is currently an exploration stage company. Michael Reger, the Company’s President, has a great deal of experience in the oil and gas industry.

The Company has two employees at this time, CEO Michael Reger and CFO Ryan Gilbertson. It will seek to retain independent contractors to assist in operating and managing the prospects as well as to carry out the principal and necessary functions incidental to the oil and gas business. With the intended acquisition of oil and natural gas, the Company intends to establish itself with an industry partner or partners. Once the Company can establish a revenue base with cash flow, it will seek opportunities more aggressive in nature.

During the fourth quarter of 2006, the Company evaluated two opportunities, one from Montana Oil Properties, Inc and one from South Fork Exploration, LLC. Under the Montana Oil Properties Inc. agreement, Northern Oil and Gas, Inc. (NOG) agreed to acquire from Montana Oil Properties, Inc. (MOP) certain oil leases in Sheridan County Montana for a total purchase price of $825,000 and 400,000 shares of NOG common stock for 21,354 net acres. MOP will also retain an overriding Royalty Interest equal to 7.5%. A deposit of $165,000 was paid to MOP in fourth quarter 2006, with a closing date of February 12, 2007. The Montana Oil Properties Acquisition closed as planned on February 12, 2007. The principals of MOP are Mr. Steven Reger and Mr. Tom Ryan, both are uncles of our CEO, Michael Reger.

Under the South Fork Exploration, LLC (SFE) agreement, NOG agreed to acquire 3,016 net acres from SFE for $90 per acre and 90 shares of NOG per acre. The initial closing will take place February 12, 2007. Additionally NOG has the right to purchase up to a total of 5000 acres for the same consideration up to August 1, 2007. At this point The Company anticipates closing on or near the full acreage amount. These leases are Bakken Prospects located in Mountrail County, North Dakota. SFE shall convey all purchased leases unto NOG utilizing a mutually acceptable form of assignment and shall deliver 80% net revenue interest in purchased leases to NOG. A deposit of $65,000 was paid to SFE in fourth quarter 2006, with an initial closing date of February 12, 2007. Subsequently, on February 12, 2007 the SFE acquisition closed as planned. SFE’s president is J.R. Reger, brother of NOG CEO Michael Reger.

NOTE 2 - SIGNIFICANT ACCOUNTING PRACTICES

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

As of December 31, 2006 the company owns no properties and has no production or reserves, therefore we have minimal accounting practices at this time. In the future as property acquisitions are closed we will publish our accounting practices as such. To this point we have essentially been a “checkbook” company with no operations and no material revenues. Subsequent to this reporting period, we have, however, closed on approximately 25,000 net acres as mentioned previously.

New Accounting Pronouncements

In September 2005, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. This issue addresses the question of when it is appropriate to measure purchase and sales of inventory at fair value and record them in cost of sales and revenues and when they should be recorded as exchanges measured at the book value of the item sold. The EITF concluded that purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another should be combined and recorded as exchanges measured at the book value of the item sold. The consensus has been applied to new arrangements entered into and modifications or renewals of existing agreements, beginning in the second quarter of 2006. The adoption of this statement did not have a material impact on our results of operations or financial position.

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Commencing with the Company’s Annual Report for the year ending December 31, 2007, the Company is required to include a report of management on the Company’s internal control over financial reporting. The internal control report must include a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting for the Company; of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of year end; of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting; and beginning with the Company’s Annual Report for the year ending December 31, 2008, that the Company’s independent accounting firm has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting, which report is also required to be filed as part of the Annual Report on Form 10-KSB.

In February 2006, the Financial Accounting Standards Board (FASB) issued statement 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements no. 133 and 140. This statement resolves issues addressed in Statement 133 Implementation Issue no. D1 “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This implementation guidance indicated that entities could continue to apply guidance related to accounting for beneficial interests in paragraphs 14 and 362 of Statement 140, which indicate that any security that can be contractually prepaid or otherwise settled in such a way that the holder of the security would not recover substantially all of its recorded investment should be subsequently measured like investments in debt securities classified as available for sale or trading, and may not be classified as held to maturity. Also, Implementation issue D1 indicated that holders of beneficial interests in securitized financial assets that are not subject to paragraphs 14 and 362 of Statement 140 are not required to apply Statement 133 to those beneficial interests, pending further guidance. Statement 155 eliminates the exemption from Statement 133 for interests in securitized financial assets. It also allows the preparer to elect fair value measurement at acquisition, at issuance or when a previously recognized financial instrument is subject to a remeasurement event. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

In March 2006, the FASB issued statement 156 Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140. Under statement 140, servicing assets and servicing liabilities are amortized over the expected period of estimated net servicing income or loss and assessed for impairment or increased obligation at each reporting date. This statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. Subsequent measurement of servicing assets and servicing liabilities at fair value is permitted, but not required. If derivatives are used to mitigate risks inherent in servicing assets and servicing liabilities, those derivatives must be accounted for at fair value. Servicing assets and servicing liabilities subsequently measured at fair value must be presented separately in the statement of financial position and there are additional disclosures for all separately recognized servicing assets and servicing liabilities. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

In June 2006, the FASB issued interpretation no 48 Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109. This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109. Recognition of a tax position should be based on whether it is more likely than not that a tax position will be sustained. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. This interpretation is effective for fiscal years beginning after December 15, 2006. We do not expect the adoption of this interpretation will have material impact on our results of operations or financial position.

In September 2006, the Securities and Exchange Commission (SEC) release Staff Accounting Bulletin (SAB) No. 108 regarding the effects of prior year misstatements in considering current year misstatements for the purpose of a materiality assessment. The opinion in SAB 108 is that in the case of an error that has occurred and been immaterial in a number of previous years, the cumulative effect should be considered in assessing the materiality of the error in the current year. If the cumulative effect of the error is material, then the current year statements, as well as prior year statements should be restated. In the case of restated prior year statements, previously filed reports do not need to be amended, if the error was considered immaterial to previous year’s financial statements. However the statements should be amended the next time they are filed. The effects of this guidance should be applied cumulatively to fiscal years ending after November 15, 2006. Additional disclosure should be made regarding any cumulative adjustments made in the current year financial statements. We do not expect the adoption of this SAB will have material impact on our results of operations or financial position.

Cash and Equivalents

Our cash positions represent assets held in Checking and Money Market Accounts. These assets are available to us on a daily basis and are highly liquid in nature. Pursuant to the terms of our Private Placement the money raised was held in escrow pending the attainment of the minimum offering of 2,000,000 shares. Subsequently, on February 1, 2007 the minimum was reached and the proceeds were merged into operating and unrestricted investment accounts. Due to the balances being greater than 100,000, we do not have FDIC coverage on the entire amount of bank deposits. The company believes this risk is minimal.

Stock-Based Compensation

The Company has accounted for stock-based compensation under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R ) , Share Based Payment. This statement requires us to record an expense associated with the fair value of stock-based compensation. We currently use the Black-Scholes option valuation model to calculate stock based compensation at the date of grant. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimate. We have used a basket of comparable companies to determine the volatility input. We believe this fairly represents the volatility we may trade on were we a public company at the time of issuance. The total fair value of the options will be recognized as compensation over the 1 year vesting period.

The following assumptions were used for the Black-Scholes model:

December 31,
2006
Risk free rates	4.75%
Dividend yield	0%
Expected volatility	64%
Weighted average expected stock option life	10 Years

The weighted average fair value at the date of grant for stock options granted is as follows:

Weighted average fair value per share	$1.05
Total options granted	1,100,000
Total weighted average fair value of options granted	$880,000

Income Taxes

The Company accounts for income taxes under FASB Statement No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

At December 31, 2006, the Company has a net operating loss carryforward for Federal income tax purposes of $30,636 that expires in 2026. The full amount of the benefit of $7,659 (25% of net operating loss) associated with the carryforward has been reserved and not recognized because realization of that benefit cannot be estimated at this time. Below are the reductions in the Bookkeeping loss for tax purposes. The current year change in the valuation allowance is $7,659.

Reconciliation between income taxes at the statutory tax rate (25%) and the actual income tax provision for continuing operations follows:

Operating Loss	$(76,107)
Statutory Rate	x 25%
Expected Tax Benefit	(19,027)
Effects of:
Option expense	9,644
Non-Deductible Meals and Entertainment	1,724
Increase in valuation allowance	7,659
Reported Provision/(Benefit)	$—

Use of Estimates

The preparation of financial statements under generally accepted accounting principles (“GAAP”) in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Net Income (Loss) Per Common Share

Net Income (loss) per common share is based on the Net Income (loss) less preferred dividends divided by weighted average number of common shares outstanding.

Diluted earnings per share is computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period using the treasury stock method. As the Company has a loss for the period ended December 31, 2006 the potentially dilutive shares are anti-dilutive and are thus not added into the earnings per share calculation.

As of the period ended December 31, 2006 there were 347,619 potentially dilutive shares resulting from the issuances of convertible debt.

NOTE 3 - PREFERRED AND COMMON STOCK

There are currently no shares of Preferred stock outstanding. There have been 100,000 shares authorized, and there are no rights and privileges currently defined for preferred stock.

On October 5 th , 2006 the Company issued for cash and subscriptions receivable, 18,000,000 shares of par value common stock.

At December 31, 2006, a total of 18,000,000 common shares were issued and outstanding.

In October 2006, the Company began a private placement offering of a maximum of 4,000,000 shares for sale for $1.05 (the “Offering”). A minimum of 2,000,000 shares is needed to close on the Offering. As of December 31, 2006, the Company had sold 750,476 shares for total consideration of $788,000. These funds are kept in a separate escrow account and will be released upon the attainment of the minimum in the offering of 2,000,000 shares. Therefore these funds are recorded as a liability on the Balance Sheet as of 12-31-06 but have subsequently moved to stockholders’ equity. The Offering is a private placement made under Rule 506 promulgated under the Securities Act of 1933, as amended. The securities offered and sold (or deemed to be offered and sold, in the case of underlying shares of common stock) in the Offering have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The disclosure about the private placement contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable law and related reporting requirements, and as permitted under Rule 135c under the Securities Act.

On February 1, 2007, the Offering closed with $2,626,650.60 being raised and 2,501,573 common shares being issued.

NOTE 4 - CONVERTIBLE DEBT

There are a total of $365,000 in convertible notes bearing 0% interest that are convertible to stock at a price of $1.05 per share, for a total of 347,619 shares. Of this amount $123,750 are held by our three directors, in the amounts of $41,250 each. These notes were issued in October 2006, and $200,000 of notes converted into common shares of the Company on February 1, 2007 at the Offering price of $1.05 per share. The balance of the notes was repaid without interest, as per the covenants subsequent to the balance sheet date. All note holders were directors and/or shareholders in the company.

NOTE 5 - RELATED PARTY TRANSACTIONS

NOG has entered into an agreement with South Fork Exploration LLC (SFE) to acquire approximately 5,000 net acres of mineral leases in Mountrail County, North Dakota as described above. SFE’s president is J.R. Reger, the brother of Michael Reger, CEO of NOG. J.R. Reger is also a shareholder in NOG. See Note 1.

NOG has also entered into an acreage acquisition agreement with Montana Oil Properties (MOP). MOP is controlled by Mr. Tom Ryan and Mr. Steven Reger, both are uncles of the Company’s CEO, Michael Reger. See Note 1.

With the exception of the aforementioned convertible notes, and subscriptions for common stock receivable there are no monies due to or from related parties.

NOTE 6 - STOCK OPTIONS

The Company’s board of directors approved a stock option plan in October 2006 (“2006 Stock Option Plan”) to provide incentives to employees, directors, officers and consultants and under which 2,000,000 shares of common stock have been reserved for issuance. The options can be either incentive stock options or non-statutory stock options and are valued at the fair market value of the stock on the date of grant. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases, may not be less than 110% of such fair market value. The exercise price of non-statutory options may not be less than 100% of the fair market value of the stock on the date of grant. As of December 31, 2006, 1,100,000 options were granted at a price of $1.05 per share. 500,000 options were granted to each Michael Reger and Ryan Gilbertson, and 100,000 options were granted to Douglas Polinsky. As stated above, these options have an exercise price of $1.05 per share. These options will vest at a rate of 50% on June 15, 2007 and 50% on December 15, 2007. For expense purposes these options have been valued using the Black-Scholes formula with the following inputs; Interest Rate of 4.75%, Volatility 64%, Time 10 Years, Stock Price $1.05. The volatility number was selected by creating a basket of 4 companies we believe accurately represent our market position upon becoming publicly traded. The company received no cash consideration for these option grants, their vesting is contingent upon the Grantee’s continued employment with the company.

Currently Outstanding Options
•	1,100,000 with an Exercise price of $1.05 and a term of 10 years
•	No options were exercised or forfeited during the period from inception to 12-31-06
•	No options are exercisable as of 12-31-06
•	The remaining cost of the options will be recognized in 2007 as a compensation expense of $841,425

NOTE 7 - RESTRICTED CASH

Per the terms of NOG’s Private Placement dated November 7, 2006, until the company reaches a minimum of 2,000,000 shares or $2,100,000 raised, the proceeds from the offering will be deposited into a separate account at US Bank. These funds are held in two accounts at US Bank, one an interest bearing money market account. On February 1, 2007, the offering closed with $2,626,650.60 being raised and the money was released from the escrow accounts.

NOTE 8 - SUBSEQUENT EVENTS

On December 18, 2006, NOG entered into a Letter of Intent with Kentex Petroleum, Inc. (KNTX), a Nevada Corporation, for the exchange of shares of KNTX for all of the issued and outstanding shares of NOG. A $25,000 deposit was deposited into a trust account in December 2006. Upon closing, NOG shall pay to certain KNTX shareholders $390,000. The closing is set for March 2007.

On February 12, 2007, Montana Oil Properties, A Montana Corporation, assigned 21,354 +/- net acres in Sheridan County Montana to Northern Oil and Gas, Inc. NOG paid $825,000 in cash and 400,000 shares of restricted stock.

On February 12, 2007, South Fork Exploration, LLC, a Montana Limited Liability Company assigned 3,016 +/- net acres in Mountrail County, North Dakota to Northern Oil and Gas, Inc. NOG paid $271,481 in cash and will issue 271,440 shares of restricted stock.

NOTE 9 - GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a history of net losses that are likely to continue in the future. As of December 31, 2006, the Company had negative working capital of ($292,132); however, with the closing of the Private Placement (Note 3), the Company had positive working capital of approximately $2,000,000 beginning in February 2007.

Management believes that the cash position is sufficient to sustain current operations through 2007. They plan to mitigate capital expenditures through the use of farm-out agreements utilizing various partners’ drilling capital to explore and develop the properties in exchange for working interest. It should also be noted that the company pays no salaries at this time. However should the Company decide to enter into agreements to explore and develop properties with its own capital, it would need to raise additional funds. There can be no assurances such funds would be available and in the event they were not the Company may be unable to continue to operate. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

(b)	Unaudited Pro Forma Condensed Financial Statements ~~.~~ reflecting the combined financial effect of the Merger as if the Merger had been consummated on January 1, 2006.

4,671,573 Shares of Common Stock

NORTHERN OIL AND GAS, INC.

PROSPECTUS

____________, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under Nevada law, a corporation shall indemnify a director or officer against expenses, including attorneys’ fees, actually and reasonably incurred by him, to the extent the director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding. A corporation may indemnify a director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding. Excepted from that immunity are:

•	a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;
•	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
•	a transaction from which the director derived an improper personal profit; and
•	willful misconduct.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers and former officers and directors (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of Northern Oil and Gas, Inc. or any of our subsidiaries.

Our bylaws also provide that our directors may cause us to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of Northern Oil and Gas, Inc. or any of our subsidiaries (including heirs and personal representatives) against a liability incurred by him or her as our director, officer, employee or agent.

Item 25. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock being sold by the selling stockholders pursuant to this registration statement. The selling stockholders will not bear any portion of such fees and expenses.

EXPENSE	AMOUNT

Registration Fees	$603
Printing and Engraving Costs	3,000
Legal Fees	30,000
Accounting Fees	10,000
Listing Fees	0
Transfer Agent Fees	0
Miscellaneous Fees and Expenses	2,000
Total	$45,603

Item 26. Recent Sales of Unregistered Securities.

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following. All sales prior to consummation of the merger on March 20, 2007 were made by pre-merger Northern Oil and Gas, Inc., which we acquired in the merger.

On October 6, 2006, NOG issued 18,000,000 shares of our restricted common stock to Michael Reger, Ryan Gilbertson, Douglas Polinsky and Joseph Geraci II, their immediate families, entities they control, or other accredited investors, at par value. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) . The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make an investment decision, including the Company’s financial statements. We reasonably believe that the recipients, immediately prior to issuing the shares, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the investment. The recipients had the opportunity to speak with our officers and directors on several occasions prior to their investment decision.

On December 15, 2006, NOG granted 1,100,000 stock options to officers and directors in consideration of services to the Company. One-half of the options vest each six (6) months. The options are exercisable at $1.05 per share for a period of ten (10) years expiring on December 15, 2016. We believe that the grant of the options was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) . The recipients of the options were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make an investment decision, including the Company’s financial statements. We reasonably believe that the recipients, immediately prior to granting the options, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the investment, since they were the officers and directors of the Company.

On February 1, 2007, NOG issued 2,501,573 shares of our restricted common stock to purchasers in our private placement commenced on November 7, 2006, at a price of $1.05 per share. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the financial statements. We reasonably believe that the recipients, immediately prior to issuing the shares, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision.

On February 12, 2007, NOG issued a total of 271,440 shares of our restricted common stock to Southfork Exploration, LLC and 400,000 shares of restricted common stock to Montana Oil and Gas, Inc. in connection with the acquisition of leasehold interests. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506 . The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the Company’s financial statements. We reasonably believe that each recipient, immediately prior to issuing the shares, had such knowledge and experience in its financial and business matters that it was capable of evaluating the merits and risks of its investment. Each recipient had the opportunity to speak with our officers and directors on several occasions prior to their investment decision.

On March 20, 2007, we issued 21,173,013 shares of our restricted common stock to the stockholders of Northern Oil and Gas, Inc. pursuant to the merger completed effective that date between Northern Oil and Gas, Inc., and our wholly owned subsidiary, Kentex Acquisition Corp., Inc. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the financial statements and Exchange Act reports. We reasonably believe that the recipients, immediately prior to issuing the shares, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision.

On May 3, 2007, we issued 45,000 shares of common stock to Ibis Consulting Group, LLC and 100,000 shares to Insight Capital Consultants Corporation, pursuant to consulting agreements with them. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506 . The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the Company’s financial statements and 34 Act reports. We reasonably believe that each recipient, immediately prior to issuing the shares, had such knowledge and experience in its financial and business matters that it was capable of evaluating the merits and risks of its investment. Each recipient had the opportunity to speak with our officers and directors on several occasions prior to their investment decision.

Item 27. Exhibits

Exhibit No.	Description	Reference
2.1	Agreement and Plan of Merger dated March 20, 2007, with exhibits	Incorporated by reference to Exhibit 2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
2.2	Written Action of the Board of Directors of Kentex Petroleum, Inc., constituting the plan and agreement of short-form merger with Northern Oil and Gas, Inc., dated March 20, 2007	Previously filed.
3.1	Articles of Incorporation of Northern Oil and Gas, Inc.	Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on July 6, 2000 (File No. 000-30955).
3.2	Certificate of Amendment of the Articles of Incorporation of Northern Oil and Gas, Inc. dated March 27, 1984	Incorporated by reference to Exhibit 3.3(i) to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on July 6, 2000 (File No. 000-30955).
3.3	Certificate of Amendment of the Articles of Incorporation of Northern Oil and Gas, Inc. dated October 5, 1999	Incorporated by reference to Exhibit 3.3(ii) to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on July 6, 2000 (File No. 000-30955).
3.4	Bylaws of Northern Oil and Gas, Inc., as amended	Previously filed.
4.1	Specimen Stock Certificate of Northern Oil and Gas, Inc.	Previously filed.

5.1	Opinion of Best & Flanagan LLP.	Previously filed.
10.1	Montana Lease acquisition agreement with Montana Oil Properties dated October 5, 2007	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.2	North Dakota lease acquisition agreement with Southfork Exploration, LLC, dated November 15, 2006	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.3	Incentive Stock Option Plan of the Company adopted November 3, 2006	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.4	Form of Stock Option Agreement under the Company’s Incentive Stock Option Plan	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.5	Form of Convertible Promissory Note between the Company and Messrs. Reger, Gilbertson and Polinsky	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.6	Form of Principal Shareholders Agreement, with exhibits	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.7	Letter Agreement between the Company and Gallatin Resources, LLC dated June 25, 2007. *
23.1	Consent of Best & Flanagan LLP (included in Exhibit 5.1).	Previously filed.
23.2	Consent of Mantyla McReynolds LLC. *
23.3	Consent of Robert Grabb*
24.1	Powers of Attorney	Included on the signature page hereto. (Previously filed.)
______________________

*	Filed herewith

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment number 1 to the registration statement to be signed on its behalf by the undersigned, in the City of Minneapolis, State of Minnesota, on July 23, 2007.

Northern Oil and Gas, Inc.

By: /s/  Michael L. Reger
Name:   Michael L. Reger
Title:   Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints, Michael L. Reger and Ryan R. Gilbertson, or either of them, his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement of the same offering which is effective upon filing pursuant to Rule 426(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection wherewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment number 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael L. Reger	Chief Executive Officer, Director and Secretary	July 23, 2007
Michael L. Reger

/ s/ Ryan R. Gilbertson	Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, Director	July 23, 2007
Ryan R. Gilbertson

/ s/ Loren J. O’Toole	Director	July 23, 2007
Loren J. O’Toole

/ s/ Carter Stewart	Director	July 23, 2007
Carter Stewart

/ s/ Jack King	Director	July 23, 2007
Jack King

/ s/ Robert Grabb	Director	July 23, 2007
Robert Grabb

EXHIBIT INDEX

Exhibit No.	Description	Reference
2.1	Agreement and Plan of Merger dated March 20, 2007, with exhibits	Incorporated by reference to Exhibit 2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
2.2	Written Action of the Board of Directors of Kentex Petroleum, Inc., constituting the plan and agreement of short-form merger with Northern Oil and Gas, Inc., dated March 20, 2007	Previously filed.
3.1	Articles of Incorporation of Northern Oil and Gas, Inc.	Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on July 6, 2000 (File No. 000-30955).
3.2	Certificate of Amendment of the Articles of Incorporation of Northern Oil and Gas, Inc. dated March 27, 1984	Incorporated by reference to Exhibit 3.3(i) to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on July 6, 2000 (File No. 000-30955).
3.3	Certificate of Amendment of the Articles of Incorporation of Northern Oil and Gas, Inc. dated October 5, 1999	Incorporated by reference to Exhibit 3.3(ii) to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on July 6, 2000 (File No. 000-30955).
3.4	Bylaws of Northern Oil and Gas, Inc., as amended	Previously filed.
4.1	Specimen Stock Certificate of Northern Oil and Gas, Inc.	Previously filed.
5.1	Opinion of Best & Flanagan LLP.	Previously filed.
10.1	Montana Lease acquisition agreement with Montana Oil Properties dated October 5, 2007	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.2	North Dakota lease acquisition agreement with Southfork Exploration, LLC, dated November 15, 2006	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.3	Incentive Stock Option Plan of the Company adopted November 3, 2006	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.4	Form of Stock Option Agreement under the Company’s Incentive Stock Option Plan	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).

10.5	Form of Convertible Promissory Note between the Company and Messrs. Reger, Gilbertson and Polinsky	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.6	Form of Principal Shareholders Agreement, with exhibits	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.7	Letter Agreement between the Company and Gallatin Resources, LLC, dated June 25, 2007. *
23.1	Consent of Best & Flanagan LLP (included in Exhibit 5.1)	Previously filed.
23.2	Consent of Mantyla McReynolds LLC*
23.3	Consent of Robert Grabb*
24.1	Powers of Attorney	Included on the signature page hereto. (Previously filed.)

* Filed herewith